Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Landry’s Restaurants, Inc.

We have audited the accompanying consolidated balance sheets of Landry’s Restaurants, Inc. and subsidiaries’ (a Delaware holding company) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Landry’s Restaurants, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 10 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

As discussed in Note 8 to the consolidated financial statements, effective January 1, 2009, the Company adopted the provisions of Financial Accounting Standards Board Staff Position No. EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Landry’s Restaurants, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 16, 2009 expressed an unqualified opinion.

Grant Thornton LLP

Houston, Texas

March 16, 2009

(except for Note 8, which the date is June 15, 2009)

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,066,805	$39,601,246
Accounts receivable—trade and other, net	18,021,105	24,196,406
Inventories	26,161,092	35,201,095
Deferred taxes	28,001,267	21,647,642
Assets related to discontinued operations	2,973,593	21,799,237
Other current assets	9,102,029	12,600,758

Total current assets	135,325,891	155,046,384

PROPERTY AND EQUIPMENT, net	1,259,186,463	1,238,552,287
GOODWILL	18,527,547	18,527,547
OTHER INTANGIBLE ASSETS, net	38,872,873	39,146,222
OTHER ASSETS, net	63,411,316	51,710,089

Total assets	$1,515,324,090	$1,502,982,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$70,358,471	$74,557,108
Accrued liabilities	134,316,329	137,310,321
Income taxes payable	2,784,703	843,045
Current portion of long-term notes and other obligations	8,752,906	87,243,013
Liabilities related to discontinued operations	5,149,365	4,976,322

Total current liabilities	221,361,774	304,929,809

LONG-TERM NOTES, NET OF CURRENT PORTION	862,375,429	801,427,868
OTHER LIABILITIES	137,109,782	79,725,779

Total liabilities	1,220,846,985	1,186,083,456

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized, 16,142,263 and 16,147,745 shares issued and outstanding, respectively	161,423	161,478
Additional paid-in capital	222,410,106	218,350,471
Retained earnings	116,244,708	114,965,728
Accumulated other comprehensive loss	(44,339,132)	(16,578,604)

Total stockholders’ equity	294,477,105	316,899,073

Total liabilities and stockholders’ equity	$1,515,324,090	$1,502,982,529

The accompanying notes are an integral part of these consolidated financial statements.

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007	2006
REVENUES
Restaurant and hospitality	$890,605,419	$894,434,266	$870,615,442
Gaming:
Casino	152,965,231	165,283,475	151,775,538
Rooms	63,230,271	65,941,711	57,736,048
Food and beverage	47,734,759	45,761,100	39,534,140
Other	14,370,107	14,380,837	10,153,318
Promotional allowances	(25,016,953)	(25,433,137)	(27,820,979)

Net gaming revenue	253,283,415	265,933,986	231,378,065

Total revenue	1,143,888,834	1,160,368,252	1,101,993,507

OPERATING COSTS AND EXPENSES:
Restaurant and hospitality:
Cost of revenues	230,519,183	241,814,108	237,141,963
Labor	258,445,355	266,703,093	256,308,480
Other operating expenses	220,441,086	213,284,031	209,408,435
Gaming:
Casino	78,259,949	81,627,956	80,059,104
Rooms	24,194,522	23,705,554	18,519,645
Food and beverage	29,112,315	29,670,847	24,818,009
Other	58,893,485	66,972,571	59,238,879
General and administrative expense	51,294,426	55,755,985	57,977,359
Depreciation and amortization	70,291,482	65,286,700	55,857,237
Asset impairment expense	2,408,625	—	2,965,509
Loss (gain) on disposal of assets	(58,580)	(18,918,088)	(2,294,532)
Pre-opening expenses	2,266,004	3,476,951	5,214,011

Total operating costs and expenses	1,026,067,852	1,029,379,708	1,005,214,099

OPERATING INCOME	117,820,982	130,988,544	96,779,408
OTHER EXPENSE (INCOME):
Interest expense, net	79,817,334	72,321,952	49,138,695
Other, net	17,299,820	16,690,585	(128,771)

Total other expense	97,117,154	89,012,537	49,009,924

Income from continuing operations before income taxes	20,703,828	41,976,007	47,769,484
Provision (benefit) for income taxes	7,226,574	14,237,950	13,393,395

Income from continuing operations	13,477,254	27,738,057	34,376,089
Income (loss) from discontinued operations, net of taxes	(10,569,067)	(9,626,263)	(56,145,812)

Net income (loss)	$2,908,187	$18,111,794	$(21,769,723)

EARNINGS (LOSS) PER SHARE INFORMATION, AS REVISED:
BASIC:
Income from continuing operations	$0.84	$1.41	$1.55
Income (loss) from discontinued operations	(0.66)	(0.49)	(2.53)

Net income (loss)	$0.18	$0.92	$(0.98)

Weighted average number of common shares outstanding	16,140,000	19,740,000	22,120,000
DILUTED:
Income from continuing operations	$0.82	$1.37	$1.51
Income (loss) from discontinued operations	(0.64)	(0.48)	(2.47)

Net income (loss)	$0.18	$0.89	$(0.96)

Weighted average number of common share and common share equivalents outstanding	16,350,000	20,240,000	22,790,000

The accompanying notes are an integral part of these consolidated financial statements.

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
BALANCE, December 31, 2005	21,593,823	$215,938	$327,260,457	$189,294,066	$—	$516,770,461
Net income (loss)	—	—	—	(21,769,723)	—	(21,769,723)
Dividends paid	—	—	—	(4,358,498)	—	(4,358,498)
Purchase of common stock held for treasury	(210,733)	(2,107)	(6,017,531)	—	—	(6,019,638)
Exercise of stock options	264,785	2,648	2,737,117	—	—	2,739,765
Tax benefit on stock option exercises	—	—	64,808	—	—	64,808
Stock based compensation expense and income tax benefit	—	—	7,280,288	—	—	7,280,288
Issuance of restricted stock	484,920	4,849	(4,849)	—	—	—

BALANCE, December 31, 2006	22,132,795	221,328	331,320,290	163,165,845	—	494,707,463
Cumulative effect of adopting FIN 48	—	—	—	(982,880)	—	(982,880)
Comprehensive income (loss):
Net income (loss)	—	—	—	18,111,794	—	18,111,794
Loss on interest rate swaps, net of tax benefit of $8,886,940	—	—	—	—	(16,578,604)	(16,578,604)

Total comprehensive income (loss)						1,533,190
Dividends paid	—	—	—	(3,995,295)	—	(3,995,295)
Purchase of common stock held for treasury	(6,317,400)	(63,174)	(120,487,247)	(61,333,736)	—	(181,884,157)
Exercise of stock options	228,955	2,290	2,721,122	—	—	2,723,412
Stock based compensation expense	—	—	4,797,340	—	—	4,797,340
Issuance of restricted stock	107,335	1,073	(1,073)	—	—	—
Forfeiture of restricted stock	(3,940)	(39)	39	—	—	—

BALANCE, December 31, 2007	16,147,745	161,478	218,350,471	114,965,728	(16,578,604)	$316,899,073
Comprehensive income (loss):
Net income (loss)	—	—	—	2,908,187	—	2,908,187
Loss on interest rate swaps, net of tax benefit of $14,947,977	—	—	—	—	(27,760,528)	(27,760,528)

Total comprehensive income (loss)						(24,852,341)
Dividends paid	—	—	—	(1,614,370)	—	(1,614,370)
Purchase of common stock held for treasury	(3,306)	(33)	(28,179)	(14,837)	—	(43,049)
Exercise of stock options	3,306	33	21,328	—	—	21,361
Stock based compensation expense	—	—	4,066,431	—	—	4,066,431
Forfeiture of restricted stock	(5,482)	(55)	55	—	—	—

BALANCE, December 31, 2008	16,142,263	$161,423	$222,410,106	$116,244,708	$(44,339,132)	$294,477,105

The accompanying notes are an integral part of these consolidated financial statements.

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,908,187	$18,111,794	$(21,769,723)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	70,866,386	66,614,904	73,263,258
Asset impairment expense	12,753,432	9,887,752	80,077,544
Deferred tax provision (benefit)	(3,894,048)	4,052,865	(29,322,911)
Stock-based compensation expense	4,066,431	4,797,340	7,609,674
Amortization of debt issuance costs	5,501,857	11,535,268	2,228,093
Gain on sale of marketable securities	—	(1,278,204)	—
Gain on disposition of assets	(316,537)	(18,918,416)	(431,713)
Non-cash loss on interest rate swaps	14,293,790	5,374,868	—
Deferred rent and other charges (income), net	2,432,438	521,699	(2,505,917)
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in trade and other receivables	6,339,551	2,234,777	(5,014,349)
(Increase) decrease in inventories	9,343,617	4,941,143	11,078,135
(Increase) decrease in other assets	6,956,211	(4,382,369)	(333,641)
Increase (decrease) in accounts payable and accrued liabilities	(8,596,509)	560,921	10,754,012

Total adjustments	119,746,619	85,942,548	147,402,185

Net cash provided by operating activities	122,654,806	104,054,342	125,632,462
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions and other	(122,997,511)	(125,098,484)	(205,556,304)
Proceeds from disposition of property and equipment	36,136,768	47,408,833	189,911,436
Purchase of marketable securities	—	(5,331,308)	—
Proceeds from the sale of securities	—	6,609,512	—
Business acquisitions, net of cash acquired	—	—	(7,860,857)

Net cash used in investing activities	(86,860,743)	(76,411,447)	(23,505,725)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of common stock for treasury	(43,049)	(181,884,157)	(2,812,893)
Proceeds from exercise of stock options	21,361	2,723,412	2,739,765
Proceeds from debt issuance	39,515,152	375,000,000	—
Payments of debt and related expenses, net	(256,014)	(193,217,934)	(111,214,325)
Debt issuance costs	(5,134,387)	(15,362,308)	—
Proceeds from credit facility	343,182,803	258,815,778	432,649,258
Payments on credit facility	(400,000,000)	(261,390,087)	(427,076,664)
Dividends paid	(1,614,370)	(3,995,295)	(4,358,498)

Net cash (used in) provided by financing activities	(24,328,504)	(19,310,591)	(110,073,357)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,465,559	8,332,304	(7,946,620)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	39,601,246	31,268,942	39,215,562

CASH AND CASH EQUIVALENTS AT END OF YEAR	$51,066,805	$39,601,246	$31,268,942

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:
Interest	$79,168,034	$68,943,347	$61,866,319
Income taxes	$(1,984,133)	$10,241,380	$11,381,720

The accompanying notes are an integral part of these consolidated financial statements.

LANDRY’S RESTAURANTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

We are a national, diversified, restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full service, casual dining restaurants, primarily under the names Landry’s Seafood House, Charley’s Crab, The Chart House and Saltgrass Steak House. In addition, we own and operate domestic and license international rainforest themed restaurants under the trade name Rainforest Cafe.

On September 27, 2005, Landry’s Gaming Inc., an unrestricted subsidiary of Landry’s Restaurants, Inc., completed the acquisition of Golden Nugget, Inc. (GN, formerly Poster Financial Group, Inc.), owner of the Golden Nugget Hotels and Casinos in downtown Las Vegas and Laughlin, Nevada.

Discontinued Operations

During 2006 as part of a strategic review of our operations, we initiated a plan to divest certain restaurants, including 136 Joe’s Crab Shack units. Subsequently, several additional locations were added to our disposal plan. The results of operations, assets and liabilities for all units included in the disposal plan have been reclassified to discontinued operations in the statements of income, balance sheets and segment information for all periods presented.

Principles of Consolidation

The accompanying financial statements include the consolidated accounts of Landry’s Restaurants, Inc., a Delaware holding company, and it’s wholly and majority owned subsidiaries and partnerships. All significant inter-company accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Restaurant and hospitality revenues are recognized when the goods and services are delivered. Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs (“casino front money”) and for chips in the customers possession (“outstanding chip liability”). Revenues are recognized net of certain sales incentives as well as accruals for the cost of points earned in point-loyalty programs. The retail value of accommodations, food and beverage, and other services furnished to hotel-casino guests without charge is deducted from revenue as promotional allowances. Proceeds from the sale of gift cards are deferred and recognized as revenue when redeemed by the holder.

Sales Taxes

In June 2006, the FASB ratified the consensus reached on EITF Issue No. 06-03, How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross Versus Net Presentation) (EITF 06-3). The scope of EITF 06-03 covers any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer. EITF 06-03 provides that a company may adopt a policy of presenting taxes either gross within revenue or on a net basis. We adopted EITF 06-03 on January 1, 2007 with no impact on our financial position or results of operations. Except for gross receipts tax on liquor sales in certain jurisdictions, our policy is to present these taxes net. The tax amounts included in revenues and expenses are not significant.

Accounts Receivable

Accounts receivable is comprised primarily of amounts due from our credit card processor, receivables from national storage and distribution companies and, casino and hotel receivables. The receivables from national storage and distribution companies arise when certain of our inventory items are conveyed to these companies at cost (including freight and holding charges but without any general overhead costs). These conveyance transactions do not impact the consolidated statements of income as there is no revenue or expenses recognized in the financial statements since they are without economic substance other than drayage. We reacquire these items, although not obligated to, when subsequently delivered to the restaurants at cost plus the distribution company’s contractual mark-up. Accounts receivable are reduced to reflect estimated realizable values by an allowance for doubtful accounts based on historical collection experience and specific review of individual accounts. Receivables are written off when they are deemed to be uncollectible. The allowance for doubtful accounts totaled $1.8 million and $1.5 million as of December 31, 2008 and 2007, respectively.

Inventories

Inventories consist primarily of food and beverages used in restaurant operations and complementary retail goods and are recorded at the lower of cost or market value as determined by the average cost for food and beverages and by the retail method on the first-in, first-out basis for retail goods. Inventories consist of the following:

	December 31,
	2008	2007
Food, beverage and supplies	$12,167,787	$18,786,015
Retail goods	13,993,305	16,415,080

	$26,161,092	$35,201,095

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed as incurred.

We compute depreciation using the straight-line method. The estimated lives used in computing depreciation are generally as follows: buildings and improvements—5 to 40 years; furniture, fixtures and equipment—5 to 15 years; and leasehold improvements—shorter of 40 years or lease term, including extensions where such are reasonably assured of renewal.

Leasehold improvements are depreciated over the shorter of the estimated life of the asset or the lease term plus option periods where failure to renew results in economic penalty. Any contributions made by landlords or tenant allowances with economic value are recorded as a long-term liability and amortized as a reduction to rent expense over the life of the lease plus option periods where failure to renew results in economic penalty.

Interest is capitalized in connection with construction and development activities, and other real estate development projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. During 2008, 2007 and 2006, we capitalized interest expense of approximately $3.1 million, $3.6 million and $3.9 million, respectively.

We account for long-lived assets in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-lived Assets. Our properties are reviewed for impairment on a property by property basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. The recoverability of properties that are to be held and used is measured by comparison of the estimated future undiscounted cash flows associated with the asset to the carrying amount of the asset. If such assets are considered to be impaired, an impairment charge is recorded in the amount by which the carrying amount of the assets exceeds their fair value. Properties to be disposed of are reported at the lower of their carrying amount or fair value, reduced for estimated disposal costs, and is included in assets related to discontinued operations.

Software

Software, including capitalized implementation costs, is stated at cost, less accumulated amortization and is included in other assets in our Consolidated Balance Sheets. Amortization expense is provided on the straight-line basis over estimated useful lives, which do not exceed 10 years.

Pre-Opening Costs

Pre-opening costs are expensed as incurred and include the direct and incremental costs incurred in connection with the commencement of each restaurant’s operations, which are substantially comprised of rent expense and training-related costs.

Development Costs

Certain direct costs are capitalized in conjunction with site selection for planned future restaurants, acquiring restaurant properties and other real estate development projects. Direct and certain related indirect costs of the construction department, including interest, are capitalized in conjunction with construction and development projects. These costs are included in property and equipment in the accompanying consolidated balance sheets and are amortized over the life of the related building and leasehold interest. Costs related to abandoned site selections, projects, and general site selection costs which cannot be identified with specific restaurants are expensed.

Advertising

Advertising costs are expensed as incurred during such year. Advertising expenses were $11.9 million, $11.9 million and $15.4 million, in 2008, 2007 and 2006, respectively.

Goodwill and Other Intangible Assets

Goodwill and trademarks are not amortized, but instead tested for impairment at least annually. Other intangible assets are amortized over their expected useful life or the life of the related agreement.

The goodwill impairment test involves a two-step process. The first step is a comparison of each reporting unit’s fair value to its carrying value. We estimate fair value using both market information and discounted cash flow projections also referred to as the income approach. The income approach uses a reporting unit’s projection of estimated operating results and cash flows that is discounted using a weighted-average cost of capital that reflects current market conditions. The projection uses management’s best estimates of economic and market conditions over the projected period including growth rates in sales, costs and number of units, estimates of future expected changes in operating margins and cash expenditures. Other significant estimates and assumptions include terminal value growth rates, future estimates of capital expenditures and changes in future working capital requirements. We validate our estimates of fair value under the income approach by comparing the values to fair value estimates using a market approach. A market approach estimates fair value by applying cash flow multiples to the reporting unit’s operating performance. The multiples are derived from comparable publicly traded companies. If the carrying value of the reporting unit is higher than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment loss.

At December 31, 2008 two reporting units had goodwill; Saltgrass Steakhouse and Landry’s divisions. As part of our process for performing the step one impairment test of goodwill, we estimated the fair value of all of our reporting units utilizing the income approach described above to derive an enterprise value of the Company. We reconciled the enterprise value to our overall estimated market capitalization. The estimated market capitalization considers recent trends in our market capitalization and an expected control premium. Based on the results of the step one impairment test, no impairment charges for goodwill were required.

The fair value of other indefinite-lived intangible assets, primarily trademarks, are estimated and compared to their carrying value. We estimate the fair value of these intangible assets using the relief-from-royalty method, which requires assumptions related to projected revenues from our annual long-range plan; assumed royalty rates that could be payable if we did not own the trademarks; and a discount rate. We recognize an impairment loss when the estimated fair value of the indefinite-lived intangible asset is less than its carrying value. We completed our impairment test of our indefinite-lived intangibles and concluded there was no impairment at December 31, 2008.

Even though we determined that there was no goodwill or indefinite-lived intangible asset impairment as of December 31, 2008, continued declines in the value of our stock price as well as values of others in the restaurant industry, declines in sales at our restaurants beyond our current forecasts, changes in circumstances, existing at the measurement date or at other times in the future, or in the numerous estimates associated with management’s judgments, assumptions and estimates made in assessing the fair value of our goodwill and significant adverse changes in the operating environment for the restaurant industry may result in a future impairment charge.

	December 31,
	2008	2007
Intangible assets subject to amortization:
Customer lists	$3,400,000	$3,400,000
Other	675,000	675,000

	4,075,000	4,075,000

Accumulated amortization:
Customer lists	1,108,778	768,778
Other	661,805	616,805

	1,770,583	1,385,583

Net intangible assets subject to amortization	2,304,417	2,689,417
Indefinite lived intangible assets:
Goodwill	18,527,547	18,527,547
Trademarks	36,568,456	36,456,805

	55,096,003	54,984,352

Total	$57,400,420	$57,673,769

Amortization expense relating to intangibles was $0.4 million for each of the years ended December 31, 2008, 2007 and 2006.

Deferred Rent

Rent expense under operating leases is calculated using the straight-line method whereby an equal amount of rent expense is attributed to each period during the term of the lease, regardless of when actual payments are made. Rent expense generally begins on the date we obtained possession under the lease and includes option periods where failure to renew results in economic penalty. Generally, this results in rent expense in excess of cash payments during the early years of a lease and rent expense less than cash payments in the later years.

The difference between rent expense recognized and actual rental payments is recorded as deferred rent and included in other long term liabilities.

Insurance

We maintain large deductible insurance policies related to property, general liability and workers’ compensation coverage. Predetermined loss limits have been arranged with insurance companies to limit our per occurrence cash outlay. Accrued liabilities include the estimated costs to settle unpaid claims and estimated incurred but not reported claims using actuarial methodologies.

Financial Instruments

Effective January 1, 2008, we adopted the provisions of SFAS No. 157, Fair Value Measurements, which among other things, requires enhanced disclosures about financial assets and liabilities carried at fair value. SFAS No. 157 establishes a hierarchy for fair value measurements, such that Level 1 measurements include unadjusted quoted market prices for identical assets or liabilities in an active market, Level 2 measurements include quoted market prices for identical assets or liabilities in an active market which have been adjusted for items such as effects of restrictions for transferability and those that are not quoted but are observable through corroboration with observable market data, including quoted market prices for similar assets, and Level 3 measurements include those that are unobservable and of a highly subjective measure.

Our financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2008 consist of interest rate swaps (Note 7), for which the lowest level of input significant to their fair value measurement is Level 2. As of December 31, 2008 the fair value of the interest rate swap liabilities totaled $87.9 million.

The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate the carrying amounts due to their short maturities. The fair value of our long-term debt instruments are estimated based on quoted market prices, where available, or on the amount of future cash flows associated with each instrument, discounted using our current borrowing rate for comparable debt instruments. The estimated fair values of our significant long-term debt, including the current portions, are as follows:

	December 31,
	2008		2007
	Carrying Value	Fair Value	Carrying Value	Fair Value
9.5% Senior Notes due December 2014	$395,662,000	$367,965,660	$395,662,000	$391,499,301
7.5% Senior Notes due December 2014	4,338,000	3,261,482	4,338,000	3,928,059
Libor + 2.0% First Lien Term Loan due June 2014	249,515,152	72,359,394	210,000,000	198,450,000
Libor + 3.25% Second Lien Term Loan due December 2014	165,000,000	17,325,000	165,000,000	150,150,000
Libor + 6.0% Term Loan due March 2011	30,015,514	30,015,514	—	—
Libor + 2.0% Revolving credit facility due June 2013	8,000,000	2,320,000	12,000,000	11,340,000
Libor + 2.0% Revolving credit facility due March 2011	4,182,803	4,182,803	—	—
7.0% Seller note due November 2010	4,000,000	2,899,151	4,000,000	3,725,719
9.39% non-recourse note payable due May 2010	10,411,034	10,403,241	10,626,942	10,585,249

	$871,124,503	$510,732,245	$801,626,942	$769,678,328

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, requires that each derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability and measured at its fair value. The statement also requires that changes in the derivative’s fair value be recognized currently in earnings in either income (loss) from continuing operations or accumulated other comprehensive income (loss), depending on whether the derivative qualifies for fair value or cash flow accounting treatment. We utilize interest rate swap agreements to manage our exposure to interest rate risk. Prior to 2007, all of our interest rate swap agreements qualified as fair value hedges and were recorded at fair value. As such, the gains or losses on those swaps were offset by corresponding gains or losses on the related debt. During 2007, we entered into additional interest rate swap agreements, some of which qualify as cash flow hedges. As such, any changes in the fair value of these hedges are recognized in other comprehensive income (loss). The remaining swaps have not been designated as hedges. See Note 7 for a detailed discussion of our hedging activities.

Cash Equivalents

We consider investments with a maturity of three months or less when purchased to be cash equivalents. We maintain balances at financial institutions which may exceed Federal Deposit Insurance Corporation limits. We have not experienced any losses in such accounts and believe we are not exposed to any significant risks on our cash or other investments in bank accounts.

Income Taxes

We follow the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are realized or liabilities are settled. A valuation allowance reduces deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

Effective January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109 (FIN 48). This statement clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order to be recognized in the financial statements. Accordingly, we report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense. See Note 10 for additional information.

Share-based Compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment (SFAS 123-R), using the modified prospective application method. Under this transition method, we record compensation expense for all stock option awards granted after the date of adoption and for the unvested portion of previously granted stock option awards that remained outstanding at the date of adoption. See Note 9 for additional information.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

On January 1, 2008 we adopted FASB Statement No. 157, Fair Value Measurements (SFAS 157), which defines fair value, and FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. Neither of these statements had an impact on our consolidated financial statements for 2008. In February 2008, the FASB issued FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until January 1, 2009. We have not yet determined the impact that the implementation of SFAS 157, for non-financial assets and liabilities, will have on our consolidated financial statements.

In June 2007, the FASB issued Emerging Issues Task Force Issue 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards (EITF 06-11). EITF 06-11 requires that the tax benefit related to dividend equivalents paid on restricted stock, which are expected to vest, be recorded as an increase to additional paid-in capital. We originally accounted for this tax benefit as a reduction to income tax expense. EITF 06-11 is to be applied prospectively for tax benefits on dividends declared in fiscal years beginning after December 15, 2007. We adopted the provisions of EITF 06-11 on January 1, 2008. EITF 06-11 did not have a material effect on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), Implementation Issue No. E23, Hedging—General: Issues Involving the Application of the Shortcut Method under Paragraph 68 (Issue E23). Issue E23 amends SFAS 133 to explicitly permit use of the shortcut method for hedging relationships in which interest rate swaps have nonzero fair value at the inception of the hedging relationship, provided certain conditions are met. Issue E23 was effective for hedging relationships designated on or after January 1, 2008. The implementation of this guidance did not have an impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS 141R), which expands the use of the acquisition method of accounting used in business combinations to all transactions and other events in which one entity obtains control over one or more other businesses or assets. This statement replaces SFAS No. 141 by requiring measurement at the acquisition date of the fair value of assets acquired, liabilities assumed and any non-controlling interest. Additionally, SFAS 141R requires that acquisition-related costs, including restructuring costs, be recognized as expense separately from the acquisition. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the first fiscal period beginning on or after December 15, 2008. The implementation of this guidance will affect our consolidated financial statements after its effective date only to the extent we complete business combinations and therefore the impact cannot be determined at this time.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160). SFAS 160 establishes the accounting and reporting standards for a non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests and applies prospectively to business combinations for fiscal years beginning after December 15, 2008. We will adopt SFAS 160 beginning January 1, 2009 and are currently evaluating the impact that this pronouncement may have on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS 161). SFAS 161 expands quarterly disclosure requirements in SFAS 133 about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years beginning after November 15, 2008. We are currently evaluating the impact that this pronouncement may have on our future footnote disclosures.

In June 2008, the FASB issued Staff Position No. EITF 03-6-1 (EITF 03-6-1). EITF 03-6-1 addresses whether instruments granted in share-based payment arrangements are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in SFAS No. 128, Earnings per Share. The provisions of EITF 03-6-1 are effective for financial statements issued for fiscal years beginning after December 15, 2008. All prior period EPS data presented have been adjusted retrospectively to conform with the provisions of EITF 03-6-1.

2. HURRICANE IKE

On September 13, 2008, Hurricane Ike struck the Gulf Coast of the United States, causing considerable damage to the cities of Galveston, Kemah and Houston, Texas and surrounding areas. Several of our restaurants in Galveston and Kemah sustained significant damage, as did the amusement rides, the boardwalk itself and some infrastructure at the Kemah Boardwalk. The Kemah and Galveston properties had been a significant driver of our overall performance in 2008. The damage to the Kemah and Galveston properties may adversely affect both our business and near and long-term prospects. Widespread power outages led to the closure of 31 Houston area restaurants until power was restored. All Houston, Galveston and Kemah restaurants have reopened. The difference between impairments arising from Hurricane Ike damage and the associated insurance proceeds was not material.

We also maintain business interruption insurance coverage and have recorded approximately $7.3 million in recoveries related to lost profits at our affected locations in Galveston and the Kemah Boardwalk. This amount was recorded as revenue in our consolidated financial statements. We believe that the majority of our property losses and cash flow will be covered by property and business interruption insurance.

3. DISCONTINUED OPERATIONS

During the third quarter of 2006, as part of a strategic review of our operations, we initiated a plan to divest certain restaurants including 136 Joe’s Crab Shack units. Subsequently, several additional locations were added to our disposal plan. The results of operations for all stores included in our disposal plan have been reclassified as discontinued operations in our statements of income, balance sheets and segment information for all periods presented.

On November 17, 2006, we completed the sale of 120 Joe’s restaurants to an unaffiliated entity for approximately $192.0 million, including the assumption of certain working capital liabilities to be finalized in 2009. In connection with the sale we recorded pre-tax impairment charges and a loss on disposal totaling $49.2 million.

We recorded additional pre-tax impairment charges totaling $10.3 million, $9.9 million and $30.6 million for the years ended December 31, 2008, 2007 and 2006, respectively, to write down carrying values of assets pertaining to the remaining stores included in our disposal plan. We expect to sell the land and improvements belonging to these remaining restaurants, or abandon those locations, within the next 12 months.

In connection with the disposal plan, we recorded pre-tax charges of $4.2 million and $1.7 million for the years ended December 31, 2008 and 2006, respectively, for lease termination and other store closure costs. These charges are included in discontinued operations.

The results of discontinued operations for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Year Ended December 31,
	2008	2007	2006
Revenues	$10,870,296	$22,796,338	$332,337,147
Income (loss) from discontinued operations before income taxes	(16,419,382)	(14,809,635)	(92,042,315)
Income tax (benefit) on discontinued operations	(5,850,315)	(5,183,372)	(35,896,503)

Net income (loss) from discontinued operations	$(10,569,067)	$(9,626,263)	$(56,145,812)

Interest expense is allocated to discontinued operations based on the ratio of net assets to be discontinued to consolidated net assets. For the years ended December 31, 2007 and 2006, respectively, interest expense related to discontinued operations was $0.1 million and $12.5 million. For the year ended December 31, 2008, no interest expense was allocated to discontinued operations.

The assets and liabilities of the discontinued operations are presented separately in the Consolidated Balance Sheets and consist of the following:

	Year Ended December 31,
	2008	2007
Assets:
Current assets	$4,638	$7,567,244
Property, plant and equipment, net	2,963,303	14,222,641
Other assets	5,652	9,352

Assets related to discontinued operations	$2,973,593	$21,799,237

Liabilities:

Accounts payable and accrued expenses	$4,868,199	$4,264,544
Other liabilities	281,166	711,778

Liabilities related to discontinued operations	$5,149,365	$4,976,322

4. ACQUISITIONS

On February 24, 2006, we acquired 80% of T-Rex Cafe, Inc. from Schussler Creative, Inc. (SCI). The agreement with SCI provides that we can acquire SCI’s 20% interest for up to $35.0 million or that SCI can put its interest to us 25 months following the completion of the third restaurant. The purchase price will be calculated as the lesser of $35.0 million or a multiple of unit level profit, to be reduced by any amounts that may be owed to us by SCI in connection with the construction of the restaurants or other matters.

T-Rex, through a wholly-owned subsidiary, on February 24, 2006, signed two lease agreements with Walt Disney World Hospitality and Recreation Corporation, one for T-Rex at Downtown Disney World, which opened in October 2008, and the other for Yak and Yeti, an Asian themed eatery at Disney’s Animal Kingdom Theme Park that opened in November 2007.

5. PROPERTY AND EQUIPMENT AND OTHER CURRENT ASSETS

Property and equipment is comprised of the following:

	December 31,
	2008	2007
Land	$262,616,115	$263,786,052
Buildings and improvements	545,809,802	546,978,716
Furniture, fixtures and equipment	329,968,031	312,571,596
Leasehold improvements	424,143,044	402,248,312
Construction in progress	64,644,003	12,150,593

	1,627,180,995	1,537,735,269
Less—accumulated depreciation	(367,994,532)	(299,182,982)

Property and equipment, net	$1,259,186,463	$1,238,552,287

We continually evaluate unfavorable cash flows, if any, related to underperforming restaurants. Periodically it is concluded that certain properties have become impaired based on their existing and anticipated future economic outlook in their respective market areas. In such instances, we may impair assets to reduce their carrying values to fair values. We consider the asset impairment expense as additional depreciation and amortization, although shown as a separate line item in the Consolidated Statements of Income. Estimated fair values of impaired properties are based on comparable valuations, cash flows and management judgment.

During the year ended December 31, 2008, we recorded impairment charges of $3.2 million to impair the leasehold improvements and equipment of three underperforming restaurants. As a result of our strategic review of operations in 2006, we identified certain Joe’s Crab Shack restaurants that we believed were suitable for conversion into other Landry’s concepts. Based on our review we recorded impairment charges of $3.0 million for the year ended December 31, 2006 to impair certain assets relating to these conversion units to reflect our best estimates of their fair market value. We took no impairment charges in the year ended December 31, 2007.

Other current assets are comprised of the following:

	December 31,
	2008	2007
Prepaid expenses	$5,902,659	$9,210,580
Deposits	3,199,370	3,390,178

	$9,102,029	$12,600,758

Other expense, net for 2008 was $17.3 million and includes $14.3 million in non-cash expenses associated with the change in fair value of swaps which were not designated as hedges. Other expense, net for 2007 was $16.7 million and includes $3.0 million in expenses associated with exchanging the 7.5% Notes for 9.5% Notes, $8.8 million in call premiums and expenses associated with refinancing the Golden Nugget debt, and $4.4 million in expenses associated with changes in the fair value of swaps which were not designated as hedges. Other (income) expense, net for 2006 was not material.

6. ACCRUED LIABILITIES

Accrued liabilities are comprised of the following:

	Year Ended December 31,
	2008	2007
Payroll and related costs	$22,345,794	$32,788,521
Rent and insurance	29,384,290	30,009,761
Taxes, other than payroll and income taxes	20,214,428	18,888,026
Deferred revenue (gift cards and certificates)	25,091,978	17,847,319
Accrued interest	2,612,258	3,532,611
Casino deposits, outstanding chips and other gaming	10,237,310	9,578,075
Other	24,430,271	24,666,008

	$134,316,329	$137,310,321

7. DEBT

On December 22, 2008, we entered into an $81.0 million interim senior secured credit facility. The interim senior secured credit facility provides for a $31.0 million senior secured term loan facility and a $50.0 million senior secured revolving credit facility, the proceeds of which were used to refinance the remaining outstanding indebtedness under our previously issued and outstanding senior credit facility and to pay related transaction fees and expenses.

On February 13, 2009, we completed the offering of $295.5 million in aggregate principal amount of 14.0% senior secured notes due 2011 (the Notes). The gross proceeds from the offering and sale of the Notes were $260.0 million. The Notes are unconditionally guaranteed on a senior secured basis as to principal, premium, if any, and interest by all of our current and future domestic restricted subsidiaries (each individually a Guarantor and collectively, the Guarantors) and are secured by a second lien position on substantially all of our and the Guarantors’ assets. The Notes were issued pursuant to an indenture, dated as of February 13, 2009 (Indenture), among us, the Guarantors and Deutsche Bank Trust Company America, as Trustee and as Collateral Agent.

The Notes will mature on August 15, 2011. Interest on the Notes will accrue from February 13, 2009, at a fixed interest rate of 14.0% to be paid twice a year, on each February 15th and August 15th, beginning August 15, 2009. We may redeem the Notes any time at par, plus accrued interest. We are required to offer to purchase the Notes at 101% of their aggregate principal amount, plus accrued interest, if we experience a change in control as defined in the Indenture.

The Indenture under which the Notes have been issued contains a maximum leverage ratio covenant as well as restrictions that limit our ability and the Guarantors to, among other things: incur or guarantee additional indebtedness; create liens; pay dividends on or redeem or repurchase stock; make capital expenditures or certain types of investments; sell assets or merge with other companies.

We and the Guarantors entered into a registration rights agreement, dated as of February 13, 2009 (Registration Rights Agreement) with Jefferies & Company, Inc. Under the Registration Rights Agreement, we and the Guarantors have agreed to use our best efforts to file and cause to become effective a registration statement with respect to an offer to exchange the Notes for notes registered under the Securities Act of 1933, as amended (the Securities Act), having substantially identical terms as the Notes (except that additional interest provisions and transfer restrictions pertaining to the Notes will be deleted). If we fail to cause the registration statement relating to the exchange offer to become effective within the time periods specified in the Registration Rights Agreement, we will be required to pay additional interest on the Notes until the registration statement is declared effective.

We also entered into a $215.6 million Amended and Restated Credit Agreement dated as of February 13, 2009 (the Credit Agreement) which replaced the interim senior secured credit facility. The Credit Agreement provides for a term loan of $165.6 million and a revolving credit line of $50.0 million. The obligations under the Credit Agreement are unconditionally guaranteed by the Guarantors and are secured by a first lien position on substantially all of our assets and the Guarantors.

Interest on the Credit Agreement accrues at a base rate (which is the greater of 5.50%, the Federal Funds Rate plus .50%, or Wells Fargo’s prime rate) plus a credit spread of 5.0%, or at our option, at the Eurodollar base rate of at least 3.5% plus a credit spread of 6.0%, and matures on May 13, 2011.

The Credit Agreement contains covenants that limit our ability and the Guarantors to, among other things, incur or guarantee additional indebtedness; create liens; make capital expenditures; pay dividends on or repurchase stock; make certain types of investments; sell assets or merge with other companies. The Credit Agreement contains financial covenants, including a maximum leverage ratio, a maximum senior leverage ratio, and a minimum fixed charge coverage ratio.

We used the proceeds from the Notes offering, together with borrowings under the Credit Agreement to refinance our existing $395.7 million aggregate principal amount of 9.5% senior notes due 2014 (the “9.5% Notes”) and $4.3 million aggregate principal amount of 7.5% senior notes due 2014 (the “7.5% Notes” and, together with the 9.5% Notes, the “Existing Notes”). In addition, we paid a redemption premium of approximately $4.0 million in connection with the repurchase of the Existing Notes.

In connection with the refinancing of our Existing Notes, on December 23, 2008, we commenced separate cash tender offers (each a “tender offer” and together, the “tender offers”) to purchase any and all of our outstanding 9.5% Notes and 7.5% Notes for a purchase price of 101% of the principal amount thereof. In conjunction with the tender offers, we solicited consents of at least a majority of the aggregate principal amount of each of the outstanding 9.5% Notes and 7.5% Notes to certain proposed amendments to each of the indentures governing such 9.5% Notes and 7.5% Notes to eliminate most of the restrictive covenants and certain events of default and to amend certain other provisions contained in the indentures and notes related thereto. We executed supplemental indentures with U.S. Bank National Association, as trustee, to effectuate the proposed amendments to the indentures governing the Existing Notes, which became operative upon the consummation of the Notes offering.

With respect to any Existing Notes that were not tendered, we may, at our option, either (i) pay such Existing Notes in accordance with their terms through maturity, (ii) repurchase any 9.5% Notes if the holders exercise their option to require us to do so, at 101% of the principal amount plus accrued but unpaid interest, if any, through the payment date or (iii) defease any or all of the remaining Existing Notes.

On August 29, 2007, we agreed to commence an exchange offering on or before October 1, 2007 to exchange our $400.0 million 7.5% Senior Notes (the 7.5% Notes) for the 9.5% Notes with an interest rate of 9.5%, an option for us to redeem the 9.5% Notes at 1% above par from October 29, 2007 to February 28, 2009 and an option for the note holders to redeem the 9.5% Notes at 1% above par from February 28, 2009 to December 15, 2011, both options requiring at least 30 but not more than 60 days notice. The Exchange Offer was completed on October 31, 2007 with all but $4.3 million of the 7.5% Notes being exchanged. In connection with issuing the 9.5% Notes, we amended our existing Bank Credit Facility to provide for an accelerated maturity should the 9.5% Notes maturity date change, revised certain financial covenants to reflect the impact of the Exchange Offer and redeemed our outstanding Term Loan balance.

In June 2007, our wholly owned unrestricted subsidiary, the Golden Nugget, completed a new $545.0 million credit facility consisting of a $330.0 million first lien term loan, a $50.0 million revolving credit facility, and a $165.0 million second lien term loan. The $330.0 million first lien term loan includes a $120.0 million delayed draw component to finance the expansion at the Golden Nugget Hotel and Casino in Las Vegas, Nevada. The revolving credit facility expires on June 30, 2013 and the first lien term loan matures on June 30, 2014. Both the first lien term loan and the revolving credit facility bear interest at Libor or the bank’s base rate, plus a financing spread, 2.0% and 0.75%, respectively, at December 31, 2008. In addition, the credit facility requires a commitment fee on the unfunded portion for both the $50.0 million revolving credit facility and the $120.0 million delayed draw component of the first lien term loan. The second lien term loan matures on December 31, 2014 and bears interest at Libor or the bank’s base rate, plus a financing spread, 3.25% and 2.0%, respectively, at December 31, 2008. The financing spreads and commitment fees for the revolving credit facility increase or decrease depending on the leverage ratio as defined in the credit facility. The first lien term loan requires one percent of the outstanding principal balance due annually to be paid in equal quarterly installments commencing on September 30, 2009 with the balance due on maturity. Principal of the second lien term loan is due at maturity. The Golden Nugget’s subsidiaries have granted liens on substantially all real property and personal property as collateral under the credit facility and are guarantors of the credit facility.

The proceeds from the new $545.0 million credit facility were used to repay all of the Golden Nugget’s outstanding debt, including its 8.75% Senior Secured Notes due 2011 totaling $155.0 million, plus the outstanding balance of approximately $10.0 million on its former $43.0 million revolving credit facility with Wells Fargo Foothill, LLC. In addition, the proceeds were used to pay associated tender premiums of approximately $8.8 million due to the early redemption of the Senior Secured Notes, plus accrued interest and related transaction fees and expenses. We expect to incur higher interest expense as a result of the increased borrowings associated with the Golden Nugget financing. In 2008, the revolver commitment was reduced to $47.0 million and the delayed draw term loan commitment was reduced to $117.5 million as the result of the failure of one of the lending banks.

Consistent with our policy to manage our exposure to interest rate risk and in conformity with the requirements of the first and second lien facilities, we entered into interest rate swaps for all of the first and second lien borrowings of the Golden Nugget that fix the interest rates at between 5.4% and 5.5%, plus the applicable margin. We have designated $210.0 million of the first lien interest rate swaps and all of the second lien swaps as cash flow hedging transactions as set forth in SFAS 133. These swaps mirror the terms of the underlying debt and reset using the same index and terms. The remaining interest rate swaps associated with the $120.0 million of first lien borrowings reflecting the delayed draw construction loan have not been designated as hedges and the change in fair market value is reflected as other income/expense in the consolidated financial statements. Accordingly, a non-cash expense of approximately $14.3 million and $5.4 million associated with these swaps was recorded for the years ended December 31, 2008 and 2007, respectively.

As a primary result of the Golden Nugget refinancing and the New Notes, we have incurred higher interest expense. We expect to incur additional interest expense in the future as we continue the Golden Nugget expansion and due to higher interest costs arising from our refinancing. We are constructing a hotel tower at the Golden Nugget—Las Vegas which we expect to complete by the end of 2009 at an estimated cost of $140.0 million, funded primarily by the delayed draw term loan and operating cash flow.

In December 2004, we entered into a $450.0 million “Bank Credit Facility” and “Term Loan” consisting of a $300.0 million revolving credit facility and a $150.0 million term loan. In November 2006, we utilized proceeds from the Joe’s sale to pay down approximately $109.5 million on the term loan, leaving a balance outstanding of approximately $37.8 million as of December 31, 2006. In September 2007, we repaid the term loan.

Concurrent with the $450.0 million Bank Credit Facility, we issued $400.0 million in 7.5% Notes through a private placement which were originally due in December 2014. The 7.5% Notes were general unsecured obligations and required semi-annual interest payments in June and December. On June 16, 2005, we completed an Exchange Offering whereby substantially all of the senior notes issued under the private placement were exchanged for 7.5% Notes registered under the Securities Act of 1933.

In connection with the 7.5% Notes, we entered into two interest swap agreements aggregating $100.0 million notional value with the objective of managing our exposure to interest rate risk and lowering interest expense. The swaps effectively converted $100.0 million of the fixed rate 7.5% senior notes to a variable rate by entering into “receive fixed/pay variable swaps.” As a result of the Exchange Offer, these swaps were no longer considered effective hedges and the change in their fair value was recorded in other income/expense. During the fourth quarter of 2007, we settled these swaps resulting in a $2.3 million gain recorded in other income/expense on our consolidated statements of income.

We assumed an $11.4 million, 9.39% non-recourse, long-term mortgage note payable, due May 2010, in connection with an asset purchase in March 2003. Principal and interest payments aggregate $102,000 monthly.

Our debt agreements contain various restrictive covenants including minimum fixed charge, net worth, and financial leverage ratios as well as limitations on dividend payments, capital expenditures and other restricted payments as defined in the agreements. At December 31, 2008, we were in compliance with all such covenants. As of December 31, 2008, our average interest rate on floating-rate debt was 8.5%, we had approximately $20.3 million in letters of credit outstanding, and our available borrowing capacity was $67.5 million.

Principal payments for all long-term debt aggregate $408.8 million in 2009, $30.7 million in 2010, $16.5 million in 2011, $2.5 million in 2012, $10.5 million in 2013 and $403.3 million thereafter.

Long-term debt is comprised of the following:

	December 31,
	2008	2007
$300.0 million Bank Syndicate Credit Facility, Libor + 1.5% interest only, due December 2009	$—	$87,000,000
$50.0 million revolving credit facility, Libor + 2.0%, due March 2011	4,182,803	—
$31.1 million Term loan, Libor + 6.0% with Libor no less than 3.5%, 9.5% interest paid quarterly, principal paid quarterly beginning June 30, 2009, due March 2011	30,015,514	—
Senior Notes, 9.5% interest only, due December 2014	395,662,000	395,662,000
Senior Notes, 7.5% interest only, due December 2014	4,338,000	4,338,000
$47.0 million revolving credit facility, Libor + 2.0%, due June 2013	8,000,000	12,000,000
$327.0 million First Lien Term Loan, Libor +2.0%, 1% of principal paid quarterly beginning September 30, 2009, due June 2014	249,515,152	210,000,000
$165.0 million Second Lien Term Loan, Libor +3.25%, interest only, due December 2014	165,000,000	165,000,000
Non-recourse long-term note payable, 9.39% interest, principal and interest aggregate $101,762 monthly, due May 2010	10,411,034	10,626,942
Other long-term notes payable with various interest rates, principal and interest paid monthly	3,832	43,939
$4.0 million seller note, 7.0%, interest paid monthly, due November 2010	4,000,000	4,000,000

Total debt	871,128,335	888,670,881
Less current portion	(8,752,906)	(87,243,013)

Long-term portion	$862,375,429	$801,427,868

8. STOCKHOLDERS’ EQUITY AND EARNINGS PER SHARE

In connection with our stock buy back programs, we repurchased into treasury approximately 3,300 shares, 6,317,000 shares and 211,000 shares of common stock for approximately $43,000, $181.9 million and $6.0 million in 2008, 2007 and 2006, respectively. Cumulative repurchases as of December 31, 2008 were 24.0 million shares at a cost of approximately $472.4 million.

Commencing in 2000, we began paying an annual $0.10 per share dividend, declared and paid in quarterly installments of $0.025 per share. In April 2004, the annual dividend was increased to $0.20 per share, declared and paid in quarterly installments of $0.05 per share. On June 16, 2008, we announced we were discontinuing dividend payments indefinitely. The indentures under which our Notes were issued and our Bank Agreement prohibit the payment of dividends on our common stock to specified levels.

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if contracts to issue common stock were exercised or converted into common stock. For purposes of this calculation, outstanding stock options considered common stock equivalents using the treasury stock method are the only such equivalents outstanding.

A reconciliation of the amounts used to compute earnings per share is as follows:

	Year Ended December 31,
	2008	2007	2006
Income from continuing operations	$13,477,254	$27,738,057	$34,376,089
Income (loss) from discontinued operations, net of taxes	(10,569,067)	(9,626,263)	(56,145,812)

Net income (loss)	$2,908,187	$18,111,794	$(21,769,723)

Weighted average common shares outstanding—basic	16,140,000	19,740,000	22,120,000
Dilutive common stock equivalents:
Stock options	210,000	500,000	670,000

Weighted average common and common share equivalents outstanding—diluted	16,350,000	20,240,000	22,790,000

Earnings (loss) per share—basic
Income from continuing operations	$0.84	$1.41	$1.55
Income (loss) from discontinued operations, net of taxes	(0.66)	(0.49)	(2.53)

Net income (loss)	$0.18	$0.92	$(0.98)

Earnings (loss) per share—diluted
Income from continuing operations	$0.82	$1.37	$1.51
Income (loss) from discontinued operations, net of taxes	(0.64)	(0.48)	(2.47)

Net income (loss)	$0.18	$0.89	$(0.96)

In June 2008, the FASB issued Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. In accordance with the FSP, unvested equity-based awards that contain non-forfeitable rights to dividends are considered to participate with common shareholders in undistributed earnings. As a result, the awards are required to be included in the calculation of basic earnings per common share pursuant to the “two-class” method. For Landry’s, participating securities are comprised of unvested restricted stock. These participating securities, prior to application of the FSP, were excluded from weighted-average common shares outstanding in the calculation of basic earnings per common share. The basic and diluted earnings per share amounts have been retroactively adjusted for all periods presented.

	Year Ended December 31,
	2008		2007		2006
	Previously Reported	As Revised	Previously Reported	As Revised	Previously Reported	As Revised
Earnings (loss) per share—basic
Income from continuing operations	$0.88	$0.84	$1.47	$1.41	$1.61	$1.55
Income (loss) from discontinued operations, net of taxes	(0.69)	(0.66)	(0.51)	(0.49)	(2.63)	(2.53)

Net income (loss)	$0.19	$0.18	$0.96	$0.92	$(1.02)	$(0.98)

Earnings (loss) per share—diluted
Income from continuing operations	$0.87	$0.82	$1.43	$1.37	$1.56	$1.51
Income (loss) from discontinued operations, net of taxes	(0.68)	(0.64)	(0.50)	(0.48)	(2.55)	(2.47)

Net income (loss)	$0.19	$0.18	$0.93	$0.89	$(0.99)	$(0.96)

9. STOCK-BASED COMPENSATION

We have the following compensation plans under which awards have been issued or are authorized to be issued, which were adopted with stockholder approval:

The Landry’s Restaurants, Inc. 2002 Employee/Rainforest Conversion Plan authorizes the issuance of up to 2,162,500 shares. This plan allows awards of non-qualified stock options, which may include stock appreciation rights, to our consultants, employees and non-employee directors. The plan is administered by our Compensation Committee. Terms of the award, such as vesting and exercise price, are to be determined by the Compensation Committee and set forth in the grant agreement for each award.

We maintain two stock option plans, which were originally adopted in 1993, (the Stock Option Plans), as amended, pursuant to which options were granted to our eligible employees and non-employee directors or our subsidiaries for the purchase of an aggregate of 2,750,000 shares of common stock. The Stock Option Plans were administered by the Compensation Committee of the Board of Directors (the Committee), which determined at its’ discretion, the number of shares subject to each option granted and the related purchase price, vesting and option periods. Options are no longer issued under either plan, however, options previously issued under the stock option plans are still outstanding.

We also maintain the 1995 Flexible Incentive Plan, which was adopted in 1995, (Flex Plan), as amended, for key employees of the Company. Under the Flex Plan eligible employees received stock options, stock appreciation rights, restricted stock, performance awards, performance stock and other awards, as defined by the Board of Directors or an appointed committee. The aggregate number of shares of common stock issued under the Flex Plan (or with respect to which awards may be granted) were not in excess of 2,000,000 shares. Options are no longer issued under the Flex Plan; however, options previously issued are still outstanding.

We have the following compensation plans under which awards have been issued or are authorized to be issued, which were adopted without stockholder approval:

The Landry’s Restaurants, Inc. 2003 Equity Incentive Plan authorizes the issuance of up to 700,000 shares. This plan allows awards of both qualified and non-qualified stock options, restricted stock, cash equivalent values, and tandem awards to employees. The plan is administered by our compensation committee. Terms of the award, such as vesting and exercise price, are to be determined by the compensation committee and set forth in the grant agreement for each award.

On July 22, 2002, we issued options to purchase an aggregate of 437,500 shares under individual stock option agreements with individual members of senior management. Options under these agreements were granted at market price and expire ten years from the date of grant. These options vest in equal installments over a period of five years, provided that vesting may accelerate on certain occurrences, such as a change in control or, in the case of options granted to our CEO, if our stock hits certain price targets.

On July 22, 2002, we issued options to purchase an aggregate of 6,000 shares to our non-employee directors. Options under these agreements were granted at market price and expire ten years from the date of grant. These options vest in equal installments over a period of five years.

On March 16, 2001, we issued options to purchase an aggregate of 387,500 shares to our senior management under individual stock option agreements with individual members of senior management. Options under these agreements were granted at $8.50 and expire ten years from the date of grant. These options vest in equal installments over a period of five years, provided that vesting may accelerate on certain occurrences, such as a change in control or, in the case of options granted to our CEO, if our stock hits certain price targets. In December 2006, certain options to a member of senior management were increased to an exercise price of $9.65.

On March 16 and September 13, 2001, options to purchase an aggregate of 240,000 shares were issued to certain of our individual employees, under individual option grant agreements. Options under these agreements were granted at $8.50 and $15.80, respectively, and expire ten years from the date of grant. These options vest in equal installments over a period of five years, provided that vesting may accelerate on certain occurrences, such as a change in control.

In addition, we have issued pursuant to an employment agreement, over its five year term, 775,000 shares of restricted stock, 500,000 shares which vest 10 years from the grant date, and 275,000 shares which vest 7 years from the grant date. In addition, 250,000 stock options have also been granted pursuant to the employment agreement.

In April 2006, 102,000 restricted common shares were issued to key employees vesting ratably over five years and 8,000 restricted common shares were granted to non-employee directors vesting ratably over two years.

In January 2007, 3,335 restricted common shares were issued to a key employee vesting ratably over five years and on September 27, 2007, 4,000 restricted common shares were granted to non-employee directors vesting ratably over two years.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, (SFAS 123R). SFAS 123R requires the recognition of the cost of employee services received in exchange for awards of equity instruments, such as stock options and restricted stock, based on the fair value of those awards at the date of grant.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R using the modified prospective application method. Under this transition method, we record compensation expense for all stock option awards granted after the date of adoption and for the unvested portion of previously granted stock option awards that remained outstanding at the date of adoption. The amount of compensation cost recognized was based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123.

For the years ended December 31, 2008, 2007 and 2006, total stock-based compensation expense recognized was $4.1 million, $4.8 million and $7.3 million, respectively. These charges are included in general and administrative expense for the respective years. Stock-based compensation expense is not reported at the segment level as these amounts are not included in internal measurements of segment operating performance.

Stock option plan activity for the year ended December 31, 2008 is summarized below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Options outstanding January 1, 2008	1,305,294	$17.72
Granted	—	—
Exercised	(3,306)	$7.12
Canceled or expired	(46,584)	$13.02

Options outstanding December 31, 2008	1,255,404	$17.92	3.65	$1,369,590

Options exercisable December 31, 2008	1,209,404	$17.67	3.59	$1,367,280

No options were granted during 2008, 2007 or 2006. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was $21,688, $4.2 million and $3.7 million, respectively.

Restricted stock activity for the year ended December 31, 2008 is summarized below:

	Shares	Weighted- Average Grant Date Fair Value
Non-vested as of January 1, 2008	863,977	$29.01
Granted	—	—
Vested	(19,798)	$34.69
Canceled or expired	(1,855)	$35.00

Non-vested as of December 31, 2008	842,324	$28.86

As of December 31, 2008, there was $15.4 million of unrecognized compensation expense related to non-vested restricted stock awards which is expected to be recognized over a weighted average period of 5.4 years.

Cash proceeds received from options exercised was approximately $21,000 for the year ended December 31, 2008 and $2.7 million for both years ended December 31, 2007 and 2006.

10. INCOME TAXES

An analysis of the provision for income taxes for continuing operations for the years ended December 31, 2008, 2007, and 2006 is as follows:

	2008	2007	2006
Tax provision:
Current income taxes	$10,703,124	$13,139,455	$6,548,665
Deferred income taxes	(3,476,550)	1,098,495	6,844,730

Total provision	$7,226,574	$14,237,950	$13,393,395

Our effective tax rate, for the years ended December 31, 2008, 2007, and 2006, differs from the federal statutory rate as follows:

	2008	2007	2006
Statutory rate	35.0%	35.0%	35.0%
FICA tax credit	(22.0)	(14.8)	(12.6)
State income tax, net of federal tax benefit	9.4	7.0	3.9
Recognition of tax carryforward assets and other tax attributes	(1.0)	—	(6.7)
Meals, entertainment and other non-deductible expense	11.5	6.1	5.5
Other	2.0	0.6	2.9

	34.9%	33.9%	28.0%

Deferred income tax assets and liabilities as of December 31, 2008 and 2007 are comprised of the following:

	2008	2007
Deferred Income Taxes:
Current assets—accruals and other	$28,001,000	$21,648,000

Non-current assets:
AMT credit, FICA credit carryforwards, and other	$62,500,000	$46,721,000
Federal net operating loss carryforwards	20,379,000	22,880,000
Deferred rent and unfavorable leases	5,240,000	5,338,000
Valuation allowance	(5,708,000)	(7,339,000)

Non-current deferred tax asset	82,411,000	67,600,000
Non-current liabilities—property, swaps and other	(64,260,000)	(62,674,000)

Net non-current tax asset (liability)	$18,151,000	$4,926,000

Total net deferred tax asset (liability)	$46,152,000	$26,574,000

At December 31, 2008 and 2007, we had operating loss carryovers for Federal Income Tax purposes of $54.7 million and $61.5 million, respectively, which expire in 2019 through 2025. These operating loss carryovers, credits, and certain other deductible temporary differences, are related to the acquisitions of Rainforest Cafe and Saltgrass Steak House, and their utilization is subject to Section 382 limits. Because of these limitations, we established a valuation allowance against a portion of these deferred tax assets to the extent it was more likely than not that these tax benefits will not be realized. In 2008, there was a reduction of the valuation allowance and deferred tax liabilities aggregating $1.6 million. The valuation allowance and certain deferred tax liabilities were reduced for current year projected NOL utilization or expiration.

At December 31, 2008, we have general business tax credit carryovers and minimum tax credit carryovers of $30.3 million. The general business carryover includes $1.5 million from Saltgrass Steak House, which is fully reserved. The general business credit carryovers expire in 2010 through 2026, while the minimum tax credit carryovers have no expiration date. We believe it is more likely than not that we will generate sufficient income in future years to utilize the non-reserved credits.

We are subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. We have substantially concluded all U.S. federal income tax matters for years through 2005. Substantially all material state and local income tax matters have been concluded for years through 2003. The Internal Revenue Service has substantially completed its audit of tax years ended December 31, 2004 and December 31, 2005 with no material issues identified to date.

Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). As of December 31, 2008, we had approximately $15.7 million of unrecognized tax benefits, including $2.3 million of interest and penalties, which represents the amount of unrecognized tax benefits that, if recognized, would favorably impact our effective income tax rate in future periods. We do not anticipate any material change in the total amount of unrecognized tax benefits to occur within the next twelve months. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2008	2007
Balance at beginning of the year	$14,062,885	$10,323,575
Additions based on tax positions related to the current year	1,495,469	1,299,027
Additions for tax positions of prior years	2,609,533	3,460,957
Reductions for tax positions of prior years	(1,526,296)	(1,020,674)
Settlements	(967,332)	—

Balance at the end of the year	$15,674,259	14,062,885

Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the year ended December 31, 2008, we released approximately $0.3 million in interest and/or penalties. We had approximately $2.3 million and $2.0 million accrued for the payment of interest and/or penalties at December 31, 2008 and 2007, respectively.

11. COMMITMENTS AND CONTINGENCIES

Lease Commitments

We have entered into lease commitments for restaurant facilities as well as certain fixtures, equipment and leasehold improvements. Under most of the facility lease agreements, we pay taxes, insurance and maintenance costs in addition to the rent payments. Certain facility leases also provide for additional contingent rentals based on a percentage of sales in excess of a minimum amount. Rental expense under operating leases was approximately $60.5 million, $54.4 million and $61.3 million, during the years ended December 31, 2008, 2007, and 2006, respectively. Percentage rent included in rent expense was $15.1 million, $15.4 million and $14.8 million, for 2008, 2007, and 2006, respectively. In connection with certain of our discontinued operations, we remain the guarantor or assignor of a number of leased locations. In the event of future defaults under any of such leased locations we may be responsible for significant damages to existing landlords which may materially affect our financial condition, operating results and cash flows. We estimate that lessee rental payment obligations during the remaining terms of the assignments and subleases approximate $71.5 million at December 31, 2008. We have recorded a liability of $5.7 million with respect to these obligations.

In 2004, we entered into an aggregate $25.5 million equipment operating lease agreement replacing two existing agreements and including additional equipment. The lease expires in 2014. We guarantee a minimum residual value related to the equipment of approximately 66% of the total amount funded under the agreement. We may purchase the leased equipment throughout the lease term for an amount equal to the unamortized lease balance. In 2006, we sold one piece of equipment reducing the aggregate amount outstanding by $4.1 million. We believe that the remaining equipments’ fair value is sufficient such that no amounts will be due under the residual value guarantee.

In connection with substantially all of the Rainforest Cafe leases, amounts are provided for unfavorable leases, rent abatements, and scheduled increases in rent. Such amounts are recorded as other long-term liabilities in our consolidated balance sheets, and amortized or accrued as an adjustment to rent expense, included in other restaurant operating expenses, on a straight-line basis over the lease term, including options where failure to exercise such options would result in economic penalty.

The aggregate amounts of minimum operating lease commitments maturing in each of the five years and thereafter subsequent to December 31, 2008 are as follows:

2009	$38,629,049
2010	34,147,075
2011	28,893,169
2012	26,190,752
2013	21,811,734
Thereafter	195,400,671

$345,072,450

Building Commitments

As of December 31, 2008, we had future development, land purchases and construction commitments expected to be expended within the next twelve months of approximately $93.7 million, including completion of construction of certain new restaurants. We expect to incur approximately $89.4 million related to expansion of the Golden Nugget Hotel and Casino in Las Vegas, Nevada during the next twelve months.

In 2003, we purchased the Flagship Hotel and Pier from the City of Galveston, Texas, subject to an existing lease. Under this agreement, we have committed to spend $15.0 million to transform the hotel and pier into a 19th century style Inn and entertainment complex complete with rides and carnival type games. The property was significantly damaged by Hurricane Ike in 2008. We are currently in litigation with the former tenant due to its failure to purchase adequate insurance and are evaluating our options concerning the property.

On February 24, 2006, we acquired 80% of T-Rex Cafe, Inc. from Schussler Creative, Inc. (SCI). The agreement with SCI provides that we can acquire SCI’s 20% interest for up to $35.0 million or that SCI can put its interest to us 25 months following the completion of the third restaurant. The purchase price will be calculated as the lesser of $35.0 million or a multiple of unit level profit, to be reduced by any amounts that may be owed to us by SCI in connection with the construction of the restaurants or other matters.

Employee Benefits and Other

We sponsor qualified defined contribution retirement plans (401(k) Plan) covering eligible salaried employees. The 401(k) Plans allows eligible employees to contribute, subject to Internal Revenue Service limitations on total annual contributions, up to 100% of their base compensation as defined in the 401(k) Plans, to various investment funds. We match in cash at a discretionary rate which totaled $0.8 million in 2007 and $0.9 million in 2006. Employee contributions vest immediately while our contributions vest 20% annually beginning in the participant’s second year of eligibility for restaurant and hospitality employees and in the participant’s first year of eligibility for casino employees.

We also initiated non-qualified defined contribution retirement plans (the Plans) covering certain management employees. The Plans allow eligible employees to defer receipt of their base compensation and of their eligible bonuses, as defined in the Plans. We match in cash at a discretionary rate which totaled $0.5 million in 2007 and $0.3 million in 2006. Employee contributions vest immediately while our contributions vest 20% annually. We established a Rabbi Trust to fund the Plan’s obligation for the restaurant and hospitality employees. The market value of the trust assets is included in other assets, and the liability to the Plans’ participants is included in other liabilities.

Our casino employees at the Golden Nugget in Las Vegas, Nevada that are members of various unions are covered by union-sponsored, collective bargained, multi-employer health and welfare and defined benefit pension plans. Under our obligation to these plans we recorded expenses of $14.3 million, $12.4 million and $11.9 million for the years ended 2008, 2007 and 2006, respectively. The plans’ sponsors have not provided sufficient information to permit us to determine its share of unfunded vested benefits, if any. However, based on available information, we do not believe that unfunded amounts attributable to our casino operations are material.

We are self-insured for most health care benefits for our non-union casino employees. The liability for claims filed and estimates of claims incurred but not reported is included in “accrued liabilities” in the accompanying Consolidated Balance Sheets as of December 31, 2008 and 2007.

We manage and operate the Galveston Island Convention Center in Galveston, Texas. In connection with the Galveston Island Convention Center Management Contract (“Contract”), we agreed to fund operating losses, if any, subject to certain rights of reimbursement. Under the Contract, we have the right to one-half of any profits generated by the operation of the Convention Center.

Litigation and Claims

On April 4, 2006, a purported class action lawsuit was filed against Joe’s Crab Shack—San Diego, Inc. in the Superior Court of California in San Diego by Kyle Pietrzak and others similarly situated. The lawsuit alleges that the defendant violated wage and hour laws, including the failure to pay hourly and overtime wages, failure to provide meal periods and rest periods, failing to provide minimum reporting time pay, failing to compensate employees for required expenses, including the expense to maintain uniforms, and violations of the Unfair Competition Law. In June 2006, the lawsuit was amended to include Kristina Brask as a named plaintiff and named Crab Addison, Inc. and Landry’s Seafood House—Arlington, Inc. as additional defendants. We reached a settlement agreement which has been approved by the Court and paid the settlement amount in full in February 2009. As a result, this matter has been dismissed.

On February 18, 2005, and subsequently amended, a purported class action lawsuit against Rainforest Cafe, Inc. was filed in the Superior Court of California in San Bernardino by Michael D. Harrison, et. al. Subsequently, on September 20, 2005, another purported class action lawsuit against Rainforest Cafe, Inc. was filed in the Superior Court of California in Los Angeles by Dustin Steele, et. al. On January 26, 2006, both lawsuits were consolidated into one action by the state Superior Court in San Bernardino. The lawsuits allege that Rainforest Cafe violated wage and hour laws, including not providing meal and rest breaks, uniform violations and failure to pay overtime. We reached a settlement agreement which has been approved by the Court and paid the settlement amount in full in February 2009. As a result, this matter has been dismissed.

Following Mr. Fertitta’s initial proposal on January 27, 2008 to acquire all of our outstanding stock, five putative class action law suits were filed in state district courts in Harris County, Texas. On March 26, 2008, the five actions were consolidated for all purposes under Case No. 2008- 05211; Dennis Rice, on behalf of himself and all others similarly situated v. Landry’s Restaurants, Inc. et al.; in the 157th Judicial District of Harris County, Texas (“Rice”). The Rice Consolidated action was voluntarily non-suited by the plaintiffs and the order of non-suit was signed by the court on February 4, 2009.

James F. Stuart, individually and on behalf of all others similarly situated v. Landry’s Restaurants, Inc. et al., was filed on June 26, 2008 in the Court of Chancery of the State of Delaware (“Stuart”). We are named as a defendant along with our directors, Parent and Merger Sub. Stuart is a putative class action in which plaintiff alleges that the merger agreement unduly hinders obtaining the highest value for shares of our stock. Plaintiff also alleges that the merger is unfair. Plaintiff seeks to enjoin or rescind the merger, an accounting and damages along with costs and fees.

David Barfield v. Landry’s Restaurants, Inc. et al., was filed on June 27, 2008 in the Court of Chancery of the State of Delaware (“Barfield”). We are named in this case along with our directors, Parent and Merger Sub. Barfield is a putative class action in which plaintiff alleges that our directors aided and abetted Parent and Merger Sub, and have breached their fiduciary duties by failing to engage in a fair and reliable sales process leading up to the merger agreement. Plaintiff seeks to enjoin or rescind the transaction, an accounting and damages along with costs and fees.

Stuart and Barfield were consolidated by court order. The consolidated action is proceeding under Consolidated C.A. No. 3856-VCL; In re: Landry’s Restaurants, Inc. Shareholder Litigation. In their consolidated complaint, plaintiffs allege that our directors breached fiduciary duties to our stockholders and that the preliminary proxy statement filed on July 17, 2008 fails to disclose what plaintiffs contend are material facts. Plaintiffs also alleged that we, Parent and Merger Sub aided and abetted the alleged breach of fiduciary duty. We believe that this action is without merit and intend to contest the above matter vigorously.

On February 5, 2009, a purported class action and derivative lawsuit entitled Louisiana Municipal Police Employee’s Retirement System on behalf of itself and all other similarly situated shareholders of Landry’s Restaurant’s, Inc. and derivatively on behalf of minimal defendant Landry’s Restaurant’s, Inc. was brought against all members of our Board of Directors, Fertitta Holdings, Inc., and Fertitta Acquisition Co. in the Court at Chancery of the State of Delaware. The lawsuit alleges, among other things, a breach of a fiduciary duty by the directors for renegotiating the Merger Agreement with the Fertitta entities, allowing Mr. Fertitta to acquire shares of stock in the Company and gain majority control thereof, and terminating the Merger Agreement without requiring payment of the reverse termination fee. The suit seeks consummation of the merger buyout at $21.00 a share or damages representing the difference between $21.00 per share and the price at which class members sold their stock in the open market, or damages for allowing Mr. Fertitta to acquire control of the Company without paying a control premium, or alternately requiring payment of the reverse termination fee or damages for the devaluation of the Company’s stock. We intend to contest this matter vigorously.

General Litigation

We are subject to other legal proceedings and claims that arise in the ordinary course of business. Management does not believe that the outcome of any of those matters will have a material adverse effect on our financial position, results of operations or cash flows.

12. SEGMENT INFORMATION

Our operating segments are aggregated into reportable business segments based primarily on the similarity of their economic characteristics, products, services, and delivery methods. Following the acquisition of the Golden Nugget Hotels and Casinos on September 27, 2005, it was determined that we operate two reportable business segments as follows:

Restaurant and Hospitality

Our restaurants operate primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab and The Chart House. As of December 31, 2008, we owned and operated 175 full-service and limited-service restaurants in 27 states and Canada. We are also engaged in the ownership and operation of select hospitality and entertainment businesses that complement our restaurant operations and provide our customers with unique dining, leisure and entertainment experiences.

Gaming

We operate the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada. These locations emphasize the creation of the best possible gaming and entertainment experience for their customers by providing a combination of comfortable and attractive surroundings. This is accomplished through luxury rooms and amenities coupled with competitive gaming tables and superior player rewards programs.

The accounting policies of the segments are the same as described in Note 1. We evaluate segment performance based on unit level profit, which excludes general and administrative expense, depreciation expense, net interest expense and other non-operating income or expense. Financial information by reportable business segment is as follows:

	Year Ended December 31,
	2008	2007	2006
Revenue:
Restaurant and Hospitality	$890,605,419	$894,434,266	$870,615,442
Gaming	253,283,415	265,933,986	231,378,065

	$1,143,888,834	$1,160,368,252	$1,101,993,507

Unit level profit:
Restaurant and Hospitality	$181,199,795	$172,633,034	$167,756,564
Gaming	62,823,144	63,957,058	48,742,428

	$244,022,939	$236,590,092	$216,498,992

Depreciation, amortization and impairment:
Restaurant and Hospitality	$51,545,240	$47,279,754	$46,604,986
Gaming	21,154,867	18,006,946	12,217,760

	$72,700,107	$65,286,700	$58,822,746

Segment assets:
Restaurant and Hospitality	$720,728,486	$749,201,750	$739,627,120
Gaming	601,475,227	564,686,113	495,962,913
Corporate and other (1)	193,120,377	189,094,666	229,321,918

	$1,515,324,090	$1,502,982,529	$1,464,911,951

Capital expenditures:
Restaurant and Hospitality	$59,540,249	$62,274,670	$100,793,632
Gaming	61,169,141	59,954,345	94,922,458
Corporate and other	2,288,121	2,869,469	9,840,214

	$122,997,511	$125,098,484	$205,556,304

Income before taxes:
Unit level profit	$244,022,939	$236,590,092	$216,498,992
Depreciation, amortization and impairment	72,700,107	65,286,700	58,822,746
General and administrative	51,294,426	55,755,985	57,977,359
Pre opening expenses	2,266,004	3,476,951	5,214,011
Loss (gain) on disposal of assets	(58,580)	(18,918,088)	(2,294,532)
Interest expense, net	79,817,334	72,321,952	49,138,695
Other expenses (income)	17,299,820	16,690,585	(128,771)

Consolidated income from continuing operations before taxes	$20,703,828	$41,976,007	$47,769,484

(1)	Includes inter-segment eliminations

13. SUPPLEMENTAL GUARANTOR INFORMATION

In December 2004, we issued, in a private offering, $400.0 million of 7.5% Notes due in 2014 (see Note 7). In June 2005, substantially all of these notes were exchanged for substantially identical notes in an Exchange Offer registered under the Securities Act of 1933. These notes are fully and unconditionally guaranteed by us and certain of our 100% owned subsidiaries, “Guarantor Subsidiaries”.

The following condensed consolidating financial statements present separately the financial position, results of operations and cash flows of our Guarantor Subsidiaries and Non-guarantor Subsidiaries on a combined basis with eliminating entries.

Condensed Consolidating Financial Statements

Balance Sheet

December 31, 2008

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Entity
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$3,595,510	$48,705,532	$(1,234,237)	$51,066,805
Accounts receivable—trade and other, net	1,809,894	11,780,168	4,431,043	—	18,021,105
Inventories	9,704,247	13,164,418	3,292,427	—	26,161,092
Deferred taxes	23,786,393	1,107,582	3,107,292	—	28,001,267
Assets related to discontinued operations	2,509,248	464,345	—	—	2,973,593
Other current assets	2,482,521	2,329,993	4,289,515	—	9,102,029

Total current assets	40,292,303	32,442,016	63,825,809	(1,234,237)	135,325,891

PROPERTY AND EQUIPMENT, net	42,381,745	649,215,694	567,589,024	—	1,259,186,463
GOODWILL	—	18,527,547	—	—	18,527,547
OTHER INTANGIBLE ASSETS, net	1,880,275	8,481,376	28,511,222	—	38,872,873
INVESTMENT IN AND ADVANCES TO SUBSIDIARIES	715,713,675	(69,247,685)	(123,504,463)	(522,961,527)	—
OTHER ASSETS, net	30,018,946	1,969,120	33,512,511	(2,089,261)	63,411,316

Total assets	$830,286,944	$641,388,068	$569,934,103	$(526,285,025)	$1,515,324,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$25,079,676	$20,560,543	$24,718,252	$—	$70,358,471
Accrued liabilities	48,074,063	50,119,130	37,357,373	(1,234,237)	134,316,329
Income taxes payable	2,615,388	—	169,315	—	2,784,703
Current portion of long-term debt and other obligations	7,503,832	—	1,249,074	—	8,752,906
Liabilities related to discontinued operations	—	5,149,365	—	—	5,149,365

Total current liabilities	83,272,959	75,829,038	63,494,014	(1,234,237)	221,361,774

LONG-TERM NOTES, NET OF CURRENT PORTION	426,698,317	—	435,677,112	—	862,375,429
DEFERRED TAXES	—	2,089,261	—	(2,089,261)	—
OTHER LIABILITIES	25,838,563	21,368,682	89,902,537	—	137,109,782

Total liabilities	535,809,839	99,286,981	589,073,663	(3,323,498)	1,220,846,985

COMMITMENTS AND CONTINGENCIES TOTAL STOCKHOLDERS’ EQUITY	294,477,105	542,101,087	(19,139,560)	(522,961,527)	294,477,105

Total liabilities and stockholders’ equity	$830,286,944	$641,388,068	$569,934,103	$(526,285,025)	$1,515,324,090

Condensed Consolidating Financial Statements

Balance Sheet

December 31, 2007

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Entity
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,265,460	$9,249,286	$26,086,500	$—	$39,601,246
Accounts receivable—trade and other, net	9,328,511	9,296,733	5,571,162	—	24,196,406
Inventories	16,868,200	14,091,690	4,241,205	—	35,201,095
Deferred taxes	17,812,916	439,191	3,395,535	—	21,647,642
Assets related to discontinued operations	7,099,380	14,699,398	459	—	21,799,237
Other current assets	3,813,548	3,490,855	5,296,355	—	12,600,758

Total current assets	59,188,015	51,267,153	44,591,216	—	155,046,384

PROPERTY AND EQUIPMENT, net	43,323,410	661,539,857	533,689,020	—	1,238,552,287
GOODWILL	—	18,527,547	—	—	18,527,547
OTHER INTANGIBLE ASSETS, net	1,501,733	58,195	37,586,294	—	39,146,222
INVESTMENT IN AND ADVANCES TO SUBSIDIARIES	761,917,690	(154,241,240)	(118,527,534)	(489,148,916)	—
OTHER ASSETS, net	19,720,148	10,434,351	21,555,590	—	51,710,089

Total assets	$885,650,996	$587,585,863	$518,894,586	$(489,148,916)	$1,502,982,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$31,359,170	$26,301,025	$16,896,913	$—	$74,557,108
Accrued liabilities	25,118,966	71,382,173	40,809,182	—	137,310,321
Income taxes payable	843,045	—	—	—	843,045
Current portion of long-term debt and other obligations	87,043,940	—	199,073	—	87,243,013
Liabilities related to discontinued operations	—	4,909,863	66,459	—	4,976,322

Total current liabilities	144,365,121	102,593,061	57,971,627	—	304,929,809

LONG-TERM NOTES, NET OF CURRENT PORTION	400,000,000	—	401,427,868	—	801,427,868
DEFERRED TAXES	—	422,207	12,966,073	(13,388,280)	—
OTHER LIABILITIES	24,386,802	22,730,740	32,608,237	—	79,725,779

Total liabilities	568,751,923	125,746,008	504,973,805	(13,388,280)	1,186,083,456

COMMITMENTS AND CONTINGENCIES TOTAL STOCKHOLDERS’ EQUITY	316,899,073	461,839,855	13,920,781	(475,760,636)	316,899,073

Total liabilities and stockholders’ equity	$885,650,996	$587,585,863	$518,894,586	$(489,148,916)	$1,502,982,529

Condensed Consolidating Financial Statements

Income Statement

Year Ended December 31, 2008

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Entity
REVENUES
Restaurant and hospitality	$3,870,667	$865,212,490	$25,033,136	$(3,510,874)	$890,605,419
Gaming:
Casino	—	—	152,965,231	—	152,965,231
Rooms	—	—	63,230,271	—	63,230,271
Food and beverage	—	—	47,734,759	—	47,734,759
Other	—	—	14,370,107	—	14,370,107
Promotional allowances	—	—	(25,016,953)	—	(25,016,953)

Net gaming revenue	—	—	253,283,415	—	253,283,415

Total revenue	3,870,667	865,212,490	278,316,551	(3,510,874)	1,143,888,834

OPERATING COSTS AND EXPENSES:
Restaurant and hospitality:
Cost of revenues	—	225,642,884	4,876,299	—	230,519,183
Labor	—	251,754,135	6,691,220	—	258,445,355
Other operating expenses	839,442	214,877,901	8,234,617	(3,510,874)	220,441,086
Gaming:
Casino	—	—	78,259,949	—	78,259,949
Rooms	—	—	24,194,522	—	24,194,522
Food and beverage	—	—	29,112,315	—	29,112,315
Other	—	—	58,893,485	—	58,893,485
General and administrative expense	51,294,426	—	—	—	51,294,426
Depreciation and amortization	4,603,422	43,187,252	22,500,808	—	70,291,482
Asset impairment expense	—	815,484	1,593,141	—	2,408,625
Loss (gain) on disposal of assets	—	—	(58,580)	—	(58,580)
Pre-opening expenses	—	2,266,004	—	—	2,266,004

Total operating costs and expenses	56,737,290	738,543,660	234,297,776	(3,510,874)	1,026,067,852

OPERATING INCOME	(52,866,623)	126,668,830	44,018,775	—	117,820,982
OTHER EXPENSES (INCOME):
Interest expense, net	43,796,466	—	36,020,868	—	79,817,334
Other, net	2,085,772	1,857	15,212,191	—	17,299,820

Total other expense	45,882,238	1,857	51,233,059	—	97,117,154

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(98,748,861)	126,666,973	(7,214,284)	—	20,703,828
PROVISION (BENEFIT) FOR INCOME TAXES	(26,695,632)	35,731,094	(1,808,888)	—	7,226,574

INCOME (LOSS) FROM CONTINUING OPERATIONS AFTER INCOME TAXES	(72,053,229)	90,935,879	(5,405,396)	—	13,477,254
INCOME (LOSS) FROM DISCONTINUED OPERATIONS NET OF INCOME TAXES	—	(10,674,648)	105,581	—	(10,569,067)

EQUITY IN EARNINGS OF SUBSIDIARIES	74,961,416	—	—	(74,961,416)	—

NET INCOME (LOSS)	$2,908,187	$80,261,231	$(5,299,815)	$(74,961,416)	$2,908,187

Condensed Consolidating Financial Statements

Income Statement

Year Ended December 31, 2007

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Entity
REVENUES
Restaurant and hospitality	$4,782,987	$867,747,099	$26,030,059	$(4,125,879)	$894,434,266
Gaming:
Casino	—	—	165,283,475	—	165,283,475
Rooms	—	—	65,941,711	—	65,941,711
Food and beverage	—	—	45,761,100	—	45,761,100
Other	—	—	14,380,837	—	14,380,837
Promotional allowances	—	—	(25,433,137)	—	(25,433,137)

Net gaming revenue	—	—	265,933,986	—	265,933,986

Total revenue	4,782,987	867,747,099	291,964,045	(4,125,879)	1,160,368,252

OPERATING COSTS AND EXPENSES:
Restaurant and hospitality:
Cost of revenues	—	236,317,594	5,496,514	—	241,814,108
Labor	—	259,615,299	7,087,794	—	266,703,093
Other operating expenses	2,712,884	205,600,353	9,096,673	(4,125,879)	213,284,031
Gaming:
Casino	—	—	81,627,956	—	81,627,956
Rooms	—	—	23,705,554	—	23,705,554
Food and beverage	—	—	29,670,847	—	29,670,847
Other	—	—	66,972,571	—	66,972,571
General and administrative expense	55,755,985	—	—	—	55,755,985
Depreciation and amortization	4,625,295	41,419,360	19,242,045	—	65,286,700
Asset impairment expense	—	—	—	—	—
Loss (gain) on disposal of assets	(92,613)	(15,135,387)	(3,690,088)		(18,918,088)
Pre-opening expenses	—	3,476,951	—	—	3,476,951

Total operating costs and expenses	63,001,551	731,294,170	239,209,866	(4,125,879)	1,029,379,708

OPERATING INCOME	(58,218,564)	136,452,929	52,754,179	—	130,988,544
OTHER EXPENSES (INCOME):
Interest expense, net	47,965,179	(506)	24,357,279	—	72,321,952
Other, net	3,991,848	(205,245)	12,903,982	—	16,690,585

Total other expense	51,957,027	(205,751)	37,261,261	—	89,012,537

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(110,175,591)	136,658,680	15,492,918	—	41,976,007
PROVISION (BENEFIT) FOR INCOME TAXES	(33,146,001)	42,639,359	4,744,592	—	14,237,950

INCOME (LOSS) FROM CONTINUING OPERATIONS AFTER INCOME TAXES	(77,029,590)	94,019,321	10,748,326	—	27,738,057
INCOME (LOSS) FROM DISCONTINUED OPERATIONS NET OF INCOME TAXES	(119,204)	(9,684,437)	177,378	—	(9,626,263)

EQUITY IN EARNINGS OF SUBSIDIARIES	95,260,588	—	—	(95,260,588)	—

NET INCOME (LOSS)	$18,111,794	$84,334,884	$10,925,704	$(95,260,588)	$18,111,794

Condensed Consolidating Financial Statements

Income Statement

Year Ended December 31, 2006

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Entity
REVENUES
Restaurant and hospitality	$4,150,695	$835,516,336	$30,948,411	$—	$870,615,442
Gaming:
Casino	—	—	151,775,538	—	151,775,538
Rooms	—	—	57,736,048	—	57,736,048
Food and beverage	—	—	39,534,140	—	39,534,140
Other	—	—	10,153,318	—	10,153,318
Promotional allowances	—	—	(27,820,979)	—	(27,820,979)

Net gaming revenue	—	—	231,378,065	—	231,378,065

Total revenue	4,150,695	835,516,336	262,326,476	—	1,101,993,507

OPERATING COSTS AND EXPENSES:
Restaurant and hospitality:
Cost of revenues	—	230,315,915	6,826,048	—	237,141,963
Labor	—	247,808,392	8,500,088	—	256,308,480
Other operating expenses	2,602,937	195,768,592	11,036,906	—	209,408,435
Gaming:
Casino	—	—	80,059,104	—	80,059,104
Rooms	—	—	18,519,645	—	18,519,645
Food and beverage	—	—	24,818,009	—	24,818,009
Other	—	—	59,238,879	—	59,238,879
General and administrative expense	56,723,235	1,254,124	—	—	57,977,359
Depreciation and amortization	3,636,677	38,282,462	13,938,098	—	55,857,237
Asset impairment expense	145,409	2,820,100	—	—	2,965,509
Loss (gain) on disposal of assets	(47,123)	(2,252,688)	5,279	—	(2,294,532)
Pre-opening expenses	(3,334)	3,736,615	1,480,730	—	5,214,011

Total operating costs and expenses	63,057,801	717,733,512	224,422,786	—	1,005,214,099

OPERATING INCOME	(58,907,106)	117,782,824	37,903,690	—	96,779,408
OTHER EXPENSES (INCOME):
Interest expense, net	33,346,728	399,324	15,392,643	—	49,138,695
Other, net	(1,126,595)	44,551	953,273	—	(128,771)

Total other expense	32,220,133	443,875	16,345,916	—	49,009,924

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(91,127,239)	117,338,949	21,557,774	—	47,769,484
PROVISION (BENEFIT) FOR INCOME TAXES	(29,678,480)	36,116,534	6,955,341	—	13,393,395

INCOME (LOSS) FROM CONTINUING OPERATIONS AFTER INCOME TAXES	(61,448,759)	81,222,415	14,602,433	—	34,376,089
INCOME (LOSS) FROM DISCONTINUED OPERATIONS NET OF INCOME TAXES	(31,578,280)	(24,638,014)	70,482	—	(56,145,812)

EQUITY IN EARNINGS OF SUBSIDIARIES	71,257,316	—	—	(71,257,316)	—

NET INCOME (LOSS)	$(21,769,723)	$56,584,401	$14,672,915	$(71,257,316)	$(21,769,723)

Condensed Consolidating Financial Statements

Statement of Cash Flows

Year Ended December 31, 2008

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Entity
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,908,187	$80,261,231	$(5,299,815)	$(74,961,416)	$2,908,187
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,648,423	42,089,812	24,128,151	—	70,866,386
Asset impairment expense	—	12,753,432	—	—	12,753,432
Deferred tax provision (benefit)	(11,703,200)	10,519,505	(2,710,353)	—	(3,894,048)
Gain on disposition of assets	—	(316,537)	—	—	(316,537)
Deferred rent and other charges (income), net	4,013,716	2,414,849	15,799,520	—	22,228,085
Stock-based compensation expense	4,066,431	—	—	—	4,066,431
Change in assets and liabilities, net and other	55,459,500	(128,234,248)	13,090,439	73,727,179	14,042,870

Total adjustments	56,484,870	(60,773,187)	50,307,757	73,727,179	119,746,619

Net cash provided (used) by operating activities	59,393,057	19,488,044	45,007,942	(1,234,237)	122,654,806
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions and/or transfers	(4,030,768)	(61,278,588)	(57,688,155)	—	(122,997,511)
Proceeds from disposition of property and equipment	—	36,136,768	—	—	36,136,768

Net cash provided (used) in investing activities	(4,030,768)	(25,141,820)	(57,688,155)	—	(86,860,743)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of common stock for treasury	(43,049)	—	—	—	(43,049)
Proceeds from exercise of stock options	21,361	—	—	—	21,361
Payments of debt and related expenses, net	(40,107)	—	(215,907)	—	(256,014)
Proceeds from term loans	—	—	39,515,152	—	39,515,152
Debt issuance costs	(5,134,387)	—	—	—	(5,134,387)
Proceeds from credit facility	239,182,803	—	104,000,000	—	343,182,803
Payments on credit facility	(292,000,000)	—	(108,000,000)	—	(400,000,000)
Dividends paid	(1,614,370)	—	—	—	(1,614,370)
Net cash provided (used) in financing activities	(59,627,749)	—	35,299,245	—	(24,328,504)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,265,460)	(5,653,776)	22,619,032	(1,234,237)	11,465,559
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,265,460	9,249,286	26,086,500	—	39,601,246

CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	$3,595,510	$48,705,532	$(1,234,237)	$51,066,805

Condensed Consolidating Financial Statements

Statement of Cash Flows

Year Ended December 31, 2007

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Entity
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$18,111,794	$84,334,884	$10,925,704	$(95,260,588)	$18,111,794
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,625,295	42,625,302	19,364,307	—	66,614,904
Asset impairment expense	375,000	9,512,752	—	—	9,887,752
Deferred tax provision (benefit)	2,678,159	(1,151,352)	2,526,058	—	4,052,865
Gain on disposition of assets	39,402	(23,467,270)	4,509,452	—	(18,918,416)
Deferred rent and other charges (income), net	10,632,798	3,951,627	2,847,410	—	17,431,835
Stock-based compensation expense	4,797,340	—	—	—	4,797,340
Change in assets and liabilities, net and other	169,248,427	(81,233,164)	(183,316,947)	97,377,952	2,076,268

Total adjustments	192,396,421	(49,762,105)	(154,069,720)	97,377,952	85,942,548

Net cash provided (used) by operating activities	210,508,215	34,572,779	(143,144,016)	2,117,364	104,054,342
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions and/or transfers	(2,149,403)	(56,450,022)	(66,499,059)	—	(125,098,484)
Proceeds from disposition of property and equipment	5,227,850	21,143,609	21,037,374	—	47,408,833
Purchase of marketable securities	(5,331,308)	—	—	—	(5,331,308)
Sale of marketable securities	6,609,512	—	—	—	6,609,512

Net cash provided (used) in investing activities	4,356,651	(35,306,413)	(45,461,685)	—	(76,411,447)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of common stock for treasury	(181,884,157)	—	—	—	(181,884,157)
Proceeds from exercise of stock options	2,723,412	—	—	—	2,723,412
Payments of debt and related expenses, net	(37,877,128)	—	(155,340,806)	—	(193,217,934)
Proceeds from term loans	—	—	375,000,000	—	375,000,000
Debt issuance costs	(4,794,260)	—	(10,568,048)	—	(15,362,308)
Proceeds from credit facility	223,000,000	—	35,815,778	—	258,815,778
Payments on credit facility	(207,771,978)	—	(53,618,109)	—	(261,390,087)
Dividends paid	(3,995,295)	—	—	—	(3,995,295)

Net cash provided (used) in financing activities	(210,599,406)	—	191,288,815	—	(19,310,591)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,265,460	(733,634)	2,683,114	2,117,364	8,332,304
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	9,982,920	23,403,386	(2,117,364)	31,268,942

CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,265,460	$9,249,286	$26,086,500	$—	$39,601,246

Condensed Consolidating Financial Statements

Statement of Cash Flows

Year Ended December 31, 2006

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated Entity
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(21,769,723)	$56,584,401	$14,672,915	$(71,257,316)	$(21,769,723)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,634,607	55,236,584	14,392,067	—	73,263,258
Asset impairment expense	145,409	79,932,135	—	—	80,077,544
Deferred tax provision (benefit)	(27,856,094)	—	(1,466,817)	—	(29,322,911)
Deferred rent and other charges (income), net	643,647	(1,514,252)	161,068	—	(709,537)
Stock-based compensation expense	7,369,292	—	240,382	—	7,609,674
Change in assets and liabilities, net and other	133,881,060	(296,689,470)	110,152,615	69,139,952	16,484,157

Total adjustments	117,817,921	(163,035,003)	123,479,315	69,139,952	147,402,185

Net cash provided (used) by operating activities	96,048,198	(106,450,602)	138,152,230	(2,117,364)	125,632,462
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions and/or transfers	16,047,795	(79,098,267)	(142,505,832)	—	(205,556,304)
Proceeds from disposition of property and equipment	1,811,516	185,158,024	2,941,896	—	189,911,436
Business acquisition, net of cash acquired	—	—	(7,860,857)	—	(7,860,857)

Net cash provided (used) in investing activities	17,859,311	106,059,757	(147,424,793)	—	(23,505,725)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of common stock for treasury	(2,812,893)	—	—	—	(2,812,893)
Proceeds from exercise of stock options	2,739,765	—	—	—	2,739,765
Payments of debt and related expenses, net	(110,903,232)	—	(311,093)	—	(111,214,325)
Proceeds from credit facility	333,000,000	—	99,649,258	—	432,649,258
Payments on credit facility	(335,228,018)	—	(91,848,646)	—	(427,076,664)
Dividends paid	(4,358,498)	—	—	—	(4,358,498)

Net cash provided (used) in financing activities	(117,562,876)	—	7,489,519	—	(110,073,357)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,655,367)	(390,845)	(1,783,044)	(2,117,364)	(7,946,620)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,655,367	10,373,765	25,186,430	—	39,215,562

CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	$9,982,920	$23,403,386	$(2,117,364)	$31,268,942

14. CERTAIN TRANSACTIONS

In 1996, we entered into a Consulting Service Agreement (the “Agreement”) with Fertitta Hospitality, LLC (“Fertitta Hospitality”), which is jointly owned by our Chairman and Chief Executive Officer and his wife. Pursuant to the Agreement, we provided to Fertitta Hospitality management and administrative services. Under the Agreement, we received a fee of $2,500 per month plus the reimbursement of all out-of-pocket expenses and such additional compensation as agreed upon. In 2003, a new agreement was signed (“Management Agreement”). Pursuant to the Management Agreement, we receive a monthly fee of $7,500, plus reimbursement of expenses. The Management Agreement provides for a renewable three-year term.

In 1999, we entered into a ground lease with 610 Loop Venture, LLC, a company wholly owned by our Chairman and Chief Executive Officer, on land owned by us adjacent to our corporate headquarters. Under the terms of the ground lease, 610 Loop Venture pays us base rent of $12,000 per month plus pro-rata real property taxes and insurance. 610 Loop Venture also has the option to purchase certain property based upon a contractual agreement. In 2004, the ground lease was extended for a 5 year term.

In 2002, we entered into an $8,000 per month, 20 year, with option renewals, ground lease agreement with Fertitta Hospitality for a new Rainforest Cafe on prime waterfront land in Galveston, Texas. The annual rent is equal to the greater of the base rent or percentage rent up to six percent, plus taxes and insurance. In 2008, 2007 and 2006, we paid base and percentage rent aggregating $561,000, $573,000 and $567,000, respectively.

As permitted by the employment contract between us and the Chief Executive Officer, charitable contributions were made by us to a charitable Foundation that the Chief Executive Officer served as Trustee in the amount of $98,000, $99,000 and $91,000 in 2008, 2007, and 2006, respectively. The contributions were made in addition to the normal salary and bonus permitted under the employment contract.

We, on a routine basis, hold or host promotional events, training seminars and conferences for our personnel. In connection therewith, we incurred in 2008, 2007 and 2006 expenses in the amount of $29,000, $47,432 and $50,000, respectively, at resort hotel properties owned by our Chief Executive Officer and managed by us.

Landry’s and Fertitta Hospitality jointly sponsored events and promotional activities in 2008, 2007 and 2006 which resulted in shared costs and use of our personnel or Fertitta Hospitality employees and assets.

The foregoing agreements were entered into between related parties and were not the result of arm’s-length negotiations. Accordingly, the terms of the transactions may have been more or less favorable than might have been obtained from unaffiliated third parties.

15. QUARTERLY FINANCIAL DATA (UNAUDITED), AS REVISED

The following is a summary of unaudited quarterly consolidated results of operations.

	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Quarter Ended:
Revenues	$292,321,308	$308,102,274	$289,736,230	$253,729,022
Cost of revenues	62,663,314	66,709,459	62,268,979	53,739,440
Operating income	29,639,648	35,989,510	12,439,924	39,751,900
Net income (loss)	1,521,756	13,871,586	(17,055,162)	4,570,007
Net income (loss) per share (basic)	$0.09	$0.86	$(1.06)	$0.28
Net income (loss) per share (diluted)	$0.09	$0.85	$(1.06)	$0.28

	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Quarter Ended:
Revenues	$281,944,339	$304,779,607	$295,765,187	$277,879,119
Cost of revenues	61,250,505	68,069,968	66,011,991	61,003,881
Operating income	49,025,321	33,894,553	27,238,138	20,830,532
Net income (loss)	22,116,282	6,942,607	(4,332,660)	(6,614,436)
Net income (loss) per share (basic)	$1.00	$0.32	$(0.23)	$(0.39)
Net income (loss) per share (diluted)	$0.97	$0.32	$(0.23)	$(0.38)

The third quarter of 2008 included impairment charges related to damage to our Galveston and Kemah, Texas properties sustained in Hurricane Ike. The fourth quarter of 2008 included a reduction in impairment charges associated with insurance proceeds collected. The fourth quarter of 2008 also included $12.2 million in non-cash charges associated with interest rate swaps not designated as hedges. As disclosed in Note 3, we initiated a plan to divest certain restaurants including 136 Joe’s Crab Shack units in the third quarter of 2006 and several additional units subsequently. The results of operations for all units included in the disposal plan have been reclassified as discontinued operations for all periods presented. The 2008 results include asset impairment charges related to discontinued operations of $0.1 million and $10.2 million for the quarters ended March 31, 2008 and September 30, 2008, respectively. The 2007 results included asset impairment charges related to discontinued operations of $2.3 million, $1.0 million and $6.6 million for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007, respectively. In the quarter ended March 31, 2007, we recognized gains totaling $20.0 million on property and investment sales. We recorded expenses of $6.3 million and $13.0 million in the second and third quarters of 2007, respectively, associated with refinancing the Golden Nugget Debt and exchanging the 7.5% Notes for 9.5% Notes, respectively.

16. SUBSEQUENT EVENTS

In connection with the refinancing of our Existing Notes, on December 23, 2008, we commenced separate cash tender offers (each a “tender offer” and together, the “tender offers”) to purchase any and all of our outstanding 9.5% Notes and 7.5% Notes for a purchase price of 101% of the principal amount thereof. In conjunction with the tender offers, we solicited consents of at least a majority of the aggregate principal amount of each of the outstanding 9.5% Notes and 7.5% Notes to certain proposed amendments to each of the indentures governing such 9.5% Notes and 7.5% Notes to eliminate most of the restrictive covenants and certain events of default and to amend certain other provisions contained in the indentures and notes related thereto. We executed supplemental indentures with U.S. Bank National Association, as trustee, to effectuate the proposed amendments to the indentures governing the Existing Notes, which became operative upon the consummation of the Notes offering.

With respect to any Existing Notes that were not tendered, we may, at our option, either (i) pay such Existing Notes in accordance with their terms through maturity, (ii) repurchase any 9.5% Notes if the holders exercise their option to require us to do so, at 101% of the principal amount plus accrued but unpaid interest, if any, through the payment date or (iii) defease any or all of the remaining Existing Notes.

On February 13, 2009, we completed the offering of $295.5 million in aggregate principal amount of 14.0% senior secured notes due 2011 (the Notes). The gross proceeds from the offering and sale of the Notes were $260.0 million. The Notes are unconditionally guaranteed on a senior secured basis as to principal, premium, if any, and interest by all of our current and future domestic restricted subsidiaries (each individually a Guarantor and collectively, the Guarantors) and are secured by a second lien position on substantially all of our and the Guarantors’ assets. The Notes were issued pursuant to an indenture, dated as of February 13, 2009 (Indenture), among us, the Guarantors and Deutsche Bank Trust Company America, as Trustee and as Collateral Agent.

We also entered into a $215.6 million Amended and Restated Credit Agreement dated as of February 13, 2009 (the Credit Agreement) which replaced the interim senior secured credit facility. The Credit Agreement provides for a term loan of $165.6 million and a revolving credit line of $50.0 million. The obligations under the Credit Agreement are unconditionally guaranteed by the Guarantors and are secured by a first lien position on substantially all of our assets and the Guarantors.

On June 16, 2008, we entered into an Agreement and Plan of Merger, as amended on October 18, 2008 (the “Merger Agreement”), with Fertitta Holdings, Inc., a Delaware corporation (“Parent”), and Fertitta Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), which are solely owned by Tilman J. Fertitta, our Chairman, President and Chief Executive Officer, to acquire all of our issued and outstanding capital stock (the “Proposed Acquisition”). In order to finance the Proposed Acquisition in part, Mr. Fertitta entered into a debt commitment letter dated June 12, 2008 (the “Initial Commitment Letter”), as amended on October 17, 2008 (the “Commitment Letter Amendment” and together with the Initial Commitment Letter, the “Commitment Letter”) with Jefferies Funding LLC, Jefferies & Company, Inc., Jefferies Finance LLC and Wells Fargo Foothill, LLC (the “Lenders”). In addition to the commitment to provide financing for the Proposed Acquisition, the Commitment Letter also contained a commitment by the Lenders to provide alternative financing in the event the Proposed Acquisition was not consummated (the “Alternative Commitment”).

In connection with the proxy statement required to be provided to Company stockholders voting on the Proposed Acquisition, the Securities and Exchange Commission (“SEC”) required the Company to disclose certain information from the Commitment Letter issued by the Lenders to Mr. Fertitta and the Company. The Commitment Letter issued by the Lenders required that such information not be disclosed and be kept confidential and that disclosure of such information would be a basis for termination of such Commitment Letter. The Company informed Mr. Fertitta that the Company was not prepared to risk losing the Alternative Commitment and was therefore unable to comply with a condition of the Merger Agreement which required distribution of an SEC approved proxy statement to Company stockholders to vote on the adoption of the merger proposal. As a result of the Company’s inability to provide a proxy statement to Company stockholders, the Company informed Mr. Fertitta that it would be unable to consummate the Proposed Acquisition. The Merger Agreement was terminated by agreement of the parties on January 11, 2009.